Exhibit 2

BUSINESS COMBINATION AGREEMENT

by and among

EXECUTIVE NETWORK PARTNERING CORPORATION

Granite Ridge Resources, Inc.,

ENPC Merger Sub, Inc.,

GREP Merger Sub, LLC,

and

GREP Holdings, LLC

Dated as of May 16, 2022

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		3

1.1	Certain Definitions	3

Article II MERGERS		19

2.1	Company Pre-Closing Transactions; The Mergers	19
2.2	Closing	19
2.3	Deliveries and Actions at Closing	20
2.4	Merger Effective Times	21
2.5	Effect of the Mergers	21
2.6	Organizational Documents	22
2.7	Directors, Managers and Officers	22
2.8	Effect of First Merger on ENPC Common Stock and ENPC Warrants	23
2.9	Company Allocation	25
2.10	Effect of Second Merger on Company Interests	25
2.11	Effect of Mergers on Issued and Outstanding Securities of Parentco	25
2.12	Exchange of Securities	25
2.13	Payment of Expenses	29
2.14	Taking of Necessary Action; Further Action	30
2.15	Tax Consequences	30
2.16	Withholding of Tax	30

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30

3.1	Organization and Qualification; Subsidiaries	31
3.2	Capital Structure	31
3.3	Authorization; Binding Agreement	32
3.4	No Violations; Consents and Approvals	33
3.5	Governmental Consents	33
3.6	Grey Rock Funds Financial Statements	34
3.7	Absence of Certain Changes or Events	35
3.8	No Undisclosed Material Liabilities	35
3.9	Permits; Compliance with Applicable Law	35
3.10	Absence of Litigation	35
3.11	Employees; Benefits	36

i

3.12	Taxes	37
3.13	Oil and Gas Matters	39
3.14	Environmental Matters	42
3.15	Material Contracts	43
3.16	Insurance	45
3.17	Brokers	45
3.18	Information Supplied	45
3.19	No Other Representations and Warranties	45

Article IV REPRESENTATIONS AND WARRANTIES OF ENPC		46

4.1	Organization and Qualification	46
4.2	Capital Structure	47
4.3	Authorization; Binding Agreement	47
4.4	No Violations; Consents and Approvals	48
4.5	SEC Filings; Financial Statements	49
4.6	No Indebtedness	50
4.7	Compliance with Laws	50
4.8	Litigation	50
4.9	Certain Contracts and Arrangements	50
4.10	Solvency	51
4.11	Board Approval; Vote Required	51
4.12	Listing	51
4.13	Brokers	52
4.14	Trust Account	52
4.15	Information Supplied	52
4.16	Absence of Certain Changes or Events	52
4.17	Taxes	52
4.18	Investment Company Act	54
4.19	No Additional Representations	54

Article V REPRESENTATIONS AND WARRANTIES OF PARENTCO AND THE MERGER SUBS		55

5.1	Organization, Standing and Power	55
5.2	Capital Structure	55
5.3	Authorization; Binding Agreement	56
5.4	No Violations; Consents and Approvals	56
5.5	Board Approval; Vote Required	57

5.6	Governmental Consents	58
5.7	Compliance with Laws	58
5.8	No Prior Operations; Post-Closing Operations	58
5.9	Brokers	58
5.10	Information Supplied	58
5.11	No Additional Representations	59

Article VI COVENANTS AND AGREEMENTS		60

6.1	Conduct of Company Business Pending the Closing	60
6.2	Conduct of the Parent Parties’ Businesses Pending the Closing	63
6.3	No Hindrance	64
6.4	Access to Information	64
6.5	HSR and Other Approvals	65
6.6	Indemnification of Directors and Officers	66
6.7	Agreement to Defend	67
6.8	Confidentiality; Public Announcements	67
6.9	Advice of Certain Matters; Control of Business	68
6.10	Tax Matters	68
6.11	Transfer Taxes	69
6.12	Tax Reporting	70
6.13	The Proxy Statement/Prospectus and the Special Meeting	70
6.14	Cooperation on Proxy Statement/Prospectus and Financing Matters	71
6.15	Reasonable Best Efforts; Notification	73
6.16	Trust Account	74
6.17	First Amended Charter and First Amended Bylaws; Requisite Approvals	74
6.18	Directors and Officers of Parentco	74
6.19	Listing	74
6.20	Post-Closing Revenues and Expenses	75
6.21	Exclusivity	75

Article VII CONDITIONS PRECEDENT		76

7.1	Conditions to Each Party’s Obligation to Consummate the Transactions	76
7.2	Additional Conditions to Obligations of the Company	76
7.3	Additional Conditions to Obligations of the Parent Parties	77

Article VIII TERMINATION		78

8.1	Termination	78

8.2	Notice of Termination; Effect of Termination	79
8.3	Expenses and Other Payments	79

Article IX GENERAL PROVISIONS		79

9.1	Schedule Definitions	79
9.2	Survival	80
9.3	Notices	80
9.4	Rules of Construction	81
9.5	Counterparts	82
9.6	Entire Agreement; Third Party Beneficiaries	82
9.7	Governing Law; Venue; Waiver of Jury Trial	83
9.8	Severability	84
9.9	Assignment	84
9.10	Affiliate Liability	84
9.11	Specific Performance	85
9.12	Amendment	85
9.13	Extension; Waiver	85
9.14	Trust Account Waiver	85
9.15	Releases	86

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Registration Rights and Lock-Up Agreement
Exhibit B	Form of LTIP
Exhibit C	Officers and Directors
Exhibit D	Form of First Amended Charter
Exhibit E	Form of Amended and Restated Bylaws of Parentco
Exhibit F	Form of Management Services Agreement

Schedule A	Company Allocation Matters
Schedule B	Property Entities
Schedule C	Company Pre-Closing Transactions

v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 16, 2022 (the “Execution Date”), is made by and among Executive Network Partnering Corporation, a Delaware corporation (“ENPC”), Granite Ridge Resources, Inc., a Delaware corporation (“Parentco”), ENPC Merger Sub, Inc., a Delaware corporation (“ENPC Merger Sub”), GREP Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub” and, together with ENPC Merger Sub, the “Merger Subs”), and GREP Holdings, LLC, a Delaware limited liability company (the “Company”). Each of ENPC, the Company, Parentco and the Merger Subs shall individually be referred to in this Agreement as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, each of Parentco, ENPC Merger Sub and Company Merger Sub is an entity newly formed for the purposes of the Transactions;

WHEREAS, Parentco is a wholly-owned direct Subsidiary of ENPC, and each of ENPC Merger Sub and Company Merger Sub is a wholly-owned direct Subsidiary of Parentco;

WHEREAS, GREP Holdco I LLC, a Delaware limited liability company, GREP Holdco II LLC, a Delaware limited liability company, GREP Holdco II-B Holdings, LLC, a Delaware limited liability company, GREP Holdco III-A, LLC, a Delaware limited liability, and GREP Holdco III-B Holdings, LLC, a Delaware limited liability company (collectively, the “GREP Holdco Entities” and individually, a “GREP Holdco Entity”), collectively own 100% of the Interests in the Company, with each GREP Holdco Entity owning the percentage of Interests in the Company set forth on Schedule A attached to this Agreement;

WHEREAS, each GREP Holdco Entity currently owns 100% of the Interests in each of the entities set forth opposite its name on Schedule B attached to this Agreement (collectively, the “Property Entities” and individually, a “Property Entity”);

WHEREAS, the Company was formed solely for the purpose of undertaking the Transactions applicable to the Company, including, prior to the Closing pursuant to the Company Pre-Closing Transactions, acquiring all of the Interests in the Property Entities from the GREP Holdco Entities;

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), ENPC Merger Sub will merge with and into ENPC (the “First Merger”), with ENPC surviving the First Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, on the Closing Date and after the consummation of the Company Pre-Closing Transactions, immediately following the First Merger, upon the terms and subject to the conditions of this Agreement and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”), Company Merger Sub will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, the board of directors of ENPC (the “ENPC Board”) has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by the stockholders of ENPC;

WHEREAS, the board of directors of Parentco (the “Parentco Board”) has unanimously (a) approved and adopted this Agreement, the First Amended Charter, the LTIP and the Transactions and (b) recommended the approval and adoption of this Agreement, the First Amended Charter, the LTIP and the Transactions by ENPC, in its capacity as the sole stockholder of Parentco;

WHEREAS, the board of directors of ENPC Merger Sub has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by Parentco, in its capacity as the sole stockholder of ENPC Merger Sub;

WHEREAS, Parentco, in its capacity as the sole member of Company Merger Sub and in its capacity as the sole stockholder of ENPC Merger Sub, has approved and adopted this Agreement, the Mergers and the other Transactions;

WHEREAS, the board of managers of the Company has unanimously: (a) authorized and approved this Agreement, the Second Merger and the other Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Company’s Organizational Documents; and (b) determined that this Agreement, the Second Merger and the other Transactions, are fair to and in the best interests of the Company and the Company Members;

WHEREAS, Parentco, ENPC Holdings, LLC, a Delaware limited liability company (“Sponsor”), and the Company Members will enter into a registration rights and lock-up agreement, in the form attached to this Agreement as Exhibit A (the “Registration Rights and Lock-Up Agreement”), at the Closing;

WHEREAS, ENPC, Sponsor and the directors and officers of ENPC shall terminate that certain Letter Agreement, dated September 15, 2020, at the Closing;

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor and certain other holders of ENPC Class F Common Stock have entered into a letter agreement with the Company (the “Sponsor Agreement”) pursuant to which the Sponsor and other parties have agreed, among other things, to waive the provisions of Section 4.3(d) of the ENPC Certificate of Incorporation, to vote all their respective shares of ENPC Common Stock in favor of this Agreement and the Transactions, and to address vesting and potential forfeiture of certain Parentco Common Stock that it otherwise would be entitled to pursuant to this Agreement; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the ENPC Recapitalization qualifies as a “recapitalization” described in Section 368(a)(1)(E) of the Code, (ii) the First Merger qualifies as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the Mergers qualify as an exchange under Section 351 of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the First Merger and ENPC Recapitalization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, as well as an integrated plan of formation and combination among various constituent parties pursuant to Section 351 of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows.

Article I
CERTAIN DEFINITIONS

1.1            Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Transaction” means any potential investment in, financing of, license, or sale of any assets, other than Permitted Acquisition and Disposition Activities, or any Interests of any Grey Rock Entity, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing or a public offering of any Interests of any Grey Rock Entity other than with ENPC, the Sponsor and their respective Affiliates and Representatives.

“Additional Sponsor Loan” has the meaning set forth in the definition of “Sponsor Loan”.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise. Notwithstanding anything to the contrary, for purposes of this Agreement, the Company shall not be deemed an Affiliate of any of the Parent Parties or vice versa.

“Aggregate Company Consideration” means a number of shares of Parentco Common Stock equal to the quotient of (a) the Company Value divided by (b) $10.00.

“Aggregate ENPC Consideration” means the aggregate consideration payable to the ENPC stockholders in connection with the First Merger.

“Aggregate Title Losses” means, without duplication, aggregate losses to the Property Entities resulting from a breach of the first sentence of Section 3.13(a), the first sentence of Section 3.13(b) and the first sentence of Section 3.13(j).

“Aggregate Transaction Consideration” means the Aggregate Company Consideration and the Aggregate ENPC Consideration, in each case as may be adjusted pursuant to Section 2.12.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Adviser” has the meaning set forth in Section 6.14(d).

“Ancillary Document” means any of each agreement, instrument or document attached to this Agreement as an Exhibit, and any of the other agreements, certificates and instruments to be executed or delivered by any of the Parties to this Agreement in connection with or pursuant to this Agreement.

“Antitrust Division” has the meaning set forth in Section 6.5(b).

“Business Combination Proposal” has the meaning set forth in Section 4.11.

“Business Day” means a day other than a day on which banks in the State of New York or Dallas, Texas are authorized or obligated to be closed.

“CAPS™ Separation” has the meaning set forth in Section 2.8(a).

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133).

“Change in Recommendation” has the meaning set forth in Section 6.13(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Certificates” has the meaning set forth in Section 2.12(b)(i).

“Company Disclosure Schedules” has the meaning set forth in Article III.

“Company Independent Petroleum Engineers” has the meaning set forth in Section 3.13(a).

“Company Insurance Policies” has the meaning set forth in Section 3.16.

“Company Interests” means the Interests of any type or class representing fractional parts of the limited liability company membership interest of the Company, as provided in the Organizational Documents of the Company.

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Company Members” means, collectively, the members of the Company prior to the Closing and immediately following the Company Pre-Closing Transactions.

“Company Merger Sub” has the meaning set forth in the Preamble.

“Company Merger Sub Units” has the meaning set forth in Section 5.2(d).

“Company Permits” has the meaning set forth in Section 3.9.

“Company Pre-Closing Transactions” has the meaning set forth in Section 2.1(a).

“Company Released Claims” has the meaning set forth in Section 9.15(a).

“Company Reserve Report” has the meaning set forth in Section 3.13(a).

“Company Subsidiary” has the meaning set forth in Section 3.1.

“Company Taxes” means all Income Taxes imposed on the Company (excluding, for the avoidance of doubt, any Income Taxes with respect to Flow-Through Tax Returns of the Company) including any combined, unitary, or consolidated group Income Tax liability attributable to the Property Entities.

“Company Value” means an amount equal to one billion three hundred million dollars ($1,300,000,000).

“Confidentiality Agreement” has the meaning set forth in Section 9.6.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any written personnel policy, equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other plan, agreement, arrangement, program, practice or understanding.

“Encumbrances” means liens, pledges, defects, charges, encumbrances, claims, mortgages, deeds of trust, security interests and similar encumbrances.

“End Date” has the meaning set forth in Section 8.1(b)(iv).

“Enforceability Exceptions” mean bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.

“ENPC” has the meaning set forth in the Preamble.

“ENPC Board” has the meaning set forth in the Recitals.

“ENPC Board Recommendation” has the meaning set forth in Section 6.13(c).

“ENPC Certificate of Incorporation” means the amended and restated certificate of incorporation of ENPC, dated September 17, 2020.

“ENPC Certificates” has the meaning set forth in Section 2.12(b)(i).

“ENPC Class A Common Stock” has the meaning set forth in Section 4.2(a).

“ENPC Class B Common Stock” has the meaning set forth in Section 4.2(a).

“ENPC Class B Contribution” has the meaning set forth in Section 2.8(b)(ii).

“ENPC Class F Common Stock” has the meaning set forth in Section 4.2(a).

“ENPC Class F Conversion” has the meaning set forth in Section 2.8(b)(i).

“ENPC Common Stock” has the meaning set forth in Section 4.2(a).

“ENPC Contracts” has the meaning set forth in Section 4.9.

“ENPC Disclosure Schedules” has the meaning set forth in Article IV.

“ENPC Material Adverse Effect” has the meaning set forth in Section 4.1.

“ENPC Merger Sub” has the meaning set forth in the Preamble.

“ENPC Merger Sub Shares” has the meaning set forth in Section 5.2(c).

“ENPC Preferred Stock” has the meaning set forth in Section 4.2(a).

“ENPC Private Placement Warrants” means the Private Placement Warrants, as such term is defined in the Warrant Agreement.

“ENPC Private Warrant Contribution” has the meaning set forth in Section 2.8(d)(i).

“ENPC Public Warrants” means the Public Warrants, as such term is defined in the Warrant Agreement.

“ENPC Recapitalization” means the ENPC Class B Contribution, ENPC Private Warrant Contribution and ENPC Class F Conversion collectively taken together.

“ENPC Related Persons” has the meaning set forth in Section 9.15(a).

“ENPC Released Claims” has the meaning set forth in Section 9.15(b).

“ENPC SEC Documents” has the meaning set forth in Section 4.5(a).

“ENPC Stockholder Approval” has the meaning set forth in Section 4.11.

“ENPC Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any acceptance and exercise by stockholders of ENPC of the Redemption Offer to have shares of ENPC Class A Common Stock redeemed.

“ENPC Warrants” means the ENPC Public Warrants, the ENPC Private Placement Warrants and the ENPC Working Capital Warrants.

“ENPC Working Capital Warrants” means the Working Capital Warrants, as such term is defined in the Warrant Agreement.

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including (a) any natural resource restoration and natural resource damages or (b) the presence, generation, use, storage, treatment, disposal or Release of Hazardous Materials or the arrangement of any such activities) or to human health or safety to the extent such human health or safety relates to management of or exposure to Hazardous Materials, in effect as of or prior to the Execution Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(i) of ERISA and/or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.12(a).

“Exchange Fund” has the meaning set forth in Section 2.12(a).

“Execution Date” has the meaning set forth in the Preamble.

“Families First Act” means the Families First Coronavirus Response Act, (Pub. L. No. 116-127).

“First Amended Charter” has the meaning set forth in Section 6.17.

“First Certificate of Merger” has the meaning set forth in Section 2.4(a).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Effective Time” has the meaning set forth in Section 2.4(a).

“First Surviving Company” has the meaning set forth in Section 2.1(b).

“Flow-Through Tax Returns” means U.S. Internal Revenue Service Form 1065 of the Company and any similar state or local Tax Return of an entity in a jurisdiction that treats the entity as a flow-through entity for income Tax purposes.

“FTC” has the meaning set forth in Section 6.5(b).

“Fund I Audited Financial Statements” means the audited consolidated financial statements of Grey Rock Fund I consisting of the audited consolidated balance sheet of Grey Rock Fund I as of December 31, 2019, December 31, 2020, and December 31, 2021, and the related audited consolidated statements of operations, changes in partners’ capital and cash flows for the fiscal years then ended.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good and Defensible Title” has the meaning set forth in Section 3.13(a).

“Governmental Entity” means any court, arbitral body (public or private), governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“GREP Holdco Entity” and “GREP Holdco Entities” have the meanings set forth in the Recitals.

“GREP NPIs” means the net profits overriding royalty interests conveyed to the Grey Rock NPI Funds by the Property Entities owned by each Grey Rock Grantor Fund, which, in each case, will be extinguished prior to the Closing in connection with the Company Pre-Closing Transactions.

“Grey Rock Entity” has the meaning set forth in Section 3.1(a).

“Grey Rock Fund I” means Grey Rock Energy Fund, LP, a Delaware limited partnership.

“Grey Rock Fund II” means, collectively, Grey Rock Energy Fund II, L.P., a Delaware limited partnership, Grey Rock Energy Fund II-B, LP, a Delaware limited partnership, Grey Rock Energy Fund II-B Holdings, LP, a Delaware limited partnership, and Grey Rock Preferred Limited Partner II, L.P., a Delaware limited partnership.

“Grey Rock Fund III” means, collectively, Grey Rock Energy Fund III, LP, a Delaware limited partnership, Grey Rock Energy Fund III-B, LP, a Delaware limited partnership, Grey Rock Energy Fund III-B Holdings, LP, a Delaware limited partnership, and Grey Rock Preferred Limited Partner III, LP., a Delaware limited partnership.

“Grey Rock Funds” means, collectively, Grey Rock Fund I, Grey Rock Fund II, and Grey Rock Fund III.

“Grey Rock Funds Audited Financials” has the meaning set forth in Section 3.6(a).

“Grey Rock Funds Financial Statements” means, collectively, the Grey Rock Funds Audited Financials and, upon the Grey Rock Funds Unaudited Financials being made available to ENPC pursuant to Section 6.14(e), the Grey Rock Funds Unaudited Financials.

“Grey Rock Funds Governing Document” means each Organizational Document of the Grey Rock Funds, including any side letters or similar documents to which such Grey Rock Fund or the general partner of such Grey Rock Fund is a party.

“Grey Rock Funds Unaudited Financials” has the meaning set forth in Section 6.14(e).

“Grey Rock Grantor Funds” means Grey Rock Energy Fund II-B Holdings, L.P., a Delaware limited partnership, and Grey Rock Energy Fund III-B Holdings, LP, a Delaware limited partnership.

“Grey Rock NPI Funds” means Grey Rock Energy Fund II-B, LP, a Delaware limited partnership, and Grey Rock Energy Fund III-B, LP, a Delaware limited partnership.

“Grey Rock Related Persons” has the meaning set forth in Section 9.15(b).

“Hazardous Materials” means any (a) chemical, product, substance, material, waste, pollutant or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated or may form the basis of liability under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon, and per- and polyfluoroalkyl substances; and (c) Hydrocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“Immaterial Consents” means any consent, approval, notice or other direct or indirect restriction on assignment, transfer or disposition (a) that, by its written terms, cannot be unreasonably withheld by the holder or beneficiary thereof or (b) that, if not obtained, waived, or given, would not result in a material breach of or default under, or termination of, the underlying permit, license, lease, contract, instrument or agreement.

“Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits (including any capital gains and net worth Taxes), net profits, margin revenues or similar measure.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person. Notwithstanding the foregoing, Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” has the meaning set forth in Section 6.6(a).

“Indemnified Persons” has the meaning set forth in Section 6.6(a).

“Intended Tax Treatment” has the meaning set forth in Section 6.12.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Kirkland” has the meaning set forth in Section 6.14(d).

“Knowledge” means the actual knowledge of (a) in the case of the Company, the individuals listed in Schedule 1.1(a) of the Company Disclosure Schedules and (b) in the case of any Parent Party, the individuals listed in Schedule 1.1(a) of the ENPC Disclosure Schedules.

“Law” means any law, rule, regulation, ordinance, code, judgment, award, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Letter of Transmittal” has the meaning set forth in Section 2.12(b)(iv).

“Lost Certificate Affidavit” has the meaning set forth in Section 2.12(f).

“LTIP” means the 2022 Omnibus Incentive Plan of Parentco in the form attached to this Agreement as Exhibit B.

“Management Services Agreement” means that certain management services agreement to be entered into between Parentco and Grey Rock Administration, LLC in the form attached to this Agreement as Exhibit F.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (a) has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions. Notwithstanding the foregoing, in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (a): (i) any occurrence, condition, change, event or effect resulting from or relating to (A) changes in general economic or financial market conditions, including changes in conditions particular to special purpose acquisition companies, or (B) the coronavirus (COVID-19) pandemic or the related responses of Governmental Entities with respect thereto; (ii) any occurrence, condition, change (including changes in applicable Law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (vii) natural declines in well performance; and (viii) any reclassification or recalculation of reserves in the ordinary course of business; except, that, (x) in the case of the foregoing clauses (i), (ii) and (iii) with respect to a Company Material Adverse Effect, to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the Grey Rock Entities (taken as a whole) relative to other businesses in the industries in which the Grey Rock Entities operate, and, (y) in the case of the foregoing clauses (i) and (iii) with respect to an ENPC Material Adverse Effect, to the extent ENPC is materially and disproportionately affected by any such matters as compared to other special purpose acquisition companies.

“Material Company Contracts” has the meaning set forth in Section 3.15(b).

“Merger Sub Stockholder/Member Approval” has the meaning set forth in Section 6.17.

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“Net Mineral Acres” has the meaning set forth in Section 3.13(b).

“Non-Operated Property” means any Oil and Gas Property that is not operated by any Grey Rock Entity or any of its Controlled Affiliates.

“NYSE” has the meaning set forth in Section 4.12.

“Oil and Gas Leases” means (a) all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons and (b) all overriding royalty interests, production payments and other rights in and to Production Burdens, in the case of (a) and (b), that are owned by the applicable Property Entity.

“Oil and Gas Properties” means all interests of any Property Entity with respect to (a) oil, gas, mineral, saltwater disposal or injection, and similar properties of any kind and nature, including working, leasehold and mineral interests and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all oil and gas production wells located on or producing from such leases and properties described in clause (a).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Outstanding Company Merger Sub Units” has the meaning set forth in Section 5.2(d).

“Outstanding Company Transaction Expenses” has the meaning set forth in Section 2.13(a).

“Outstanding ENPC Merger Sub Shares” has the meaning set forth in Section 5.2(c).

“Outstanding ENPC Shares” has the meaning set forth in Section 4.2(a).

“Outstanding ENPC Transaction Expenses” has the meaning set forth in Section 2.13(b).

“Outstanding ENPC Warrants” has the meaning set forth in Section 4.2(a).

“Parent Parties” means ENPC, ENPC Merger Sub, Company Merger Sub and Parentco.

“Parentco” has the meaning set forth in the Preamble.

“Parentco Board” has the meaning set forth in the Recitals.

“Parentco Common Stock” means the common stock of Parentco, par value $0.0001 per share.

“Parentco Stockholder Approval” has the meaning set forth in Section 6.17.

“Parentco Warrant” has the meaning set forth in Section 2.8(d)(ii).

“Parties” has the meaning set forth in the Preamble.

“Permit” means any environmental and other governmental (whether federal, state, tribal, county, or local) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of any Oil and Gas Property.

“Permitted Acquisitions” has the meaning set forth in Section 6.1(b)(iv).

“Permitted Acquisition and Disposition Activities” means Permitted Acquisitions and Permitted Dispositions, collectively.

“Permitted Dispositions” has the meaning set forth in Section 6.1(b)(v).

“Permitted Distributions” means, distributions of cash from the Grey Rock Entities in amounts necessary to pay-off in full any outstanding Indebtedness of the Grey Rock Funds (and their Affiliates) at Closing.

“Permitted Encumbrances” means, with respect to any Person or Oil and Gas Property (as applicable):

(a)            consent rights, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents (i) for which written waivers or consents are obtained or notices are given from or to the appropriate parties for the Transactions, (ii) which are not applicable to the Transactions or (iii) are no longer exercisable;

(b)            contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business by the Person responsible for payment thereof, in each case for which adequate reserves have been established in the Grey Rock Funds Financial Statements in accordance with GAAP;

(c)            Production Burdens payable to third parties that would not reduce the net revenue interest share of any Grey Rock Entity or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown in the Company Reserve Report with respect to such Oil and Gas Property, or increase the working interest of such Grey Rock Entity or its Subsidiaries in any Oil and Gas Property above the working interest shown in the Company Reserve Report with respect to such Oil and Gas Property;

(d)            Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business (including Material Company Contracts), but only if, in each case, such Encumbrance (i) secures obligations that are not Indebtedness and are not delinquent and (ii) has no Material Adverse Effect on the value, use or operation of the Oil and Gas Properties, taken as a whole, as currently used or operated;

(e)            all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of such Person or any of its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected thereby;

(f)            any Encumbrances discharged at or prior to the Closing;

(g)            Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(h)            Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that (i) do not materially interfere with the operation, value or use of the property or asset affected thereby or (ii) would not reduce the net revenue interest share of any Grey Rock Entity or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown or used in the determination of reserves in the Company Reserve Report with respect to such lease or increase the working interest of such Grey Rock Entity or of its Subsidiaries in any Oil and Gas Property above the working interest shown or used in the determination of reserves in such Company Reserve Report with respect to such Oil and Gas Property;

(i)            amounts held in suspense by any applicable operator or purchase of production;

(j)            pipeline or production imbalances;

(k)            the lack of a pooling provision in any Oil and Gas Property;

(l)            any Production Burdens and all terms and provisions of the Material Company Contracts and any Oil and Gas Lease (including maintenance of uniform interest requirements, most favored nations clauses, or terms that reduce the total acres or depths covered by an Oil and Gas Lease upon cessation of continuous drilling operations), in each case, insofar and only insofar as none of the foregoing reduce the net revenue interest or working interest of the Grey Rock Entities in any Oil and Gas Property below the net revenue interest or working interest set forth in the Company Reserve Report for such Oil and Gas Property;

(m)            defects arising as a consequence of cessation of production, insufficient production, low or no production at any period of time in the history of an Oil and Gas Property or portion thereof, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any Oil and Gas Lease held by production, or lands pooled, unitized, or communitized therewith, except to the extent the cessation of production has resulted in a third party’s claim of title to the relevant Oil and Gas Lease that is actually pending or threatened in writing or results in a third party’s claim asserted in writing of (or automatic) termination of such Grey Rock Entity’s interests in such applicable Oil and Gas Property;

(n)            any matter that expressly appears on the Exhibits or Schedules to this Agreement;

(o)            defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate Proceedings, absent affirmative evidence that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant Oil and Gas Property;

(p)            defects or irregularities arising out of prior oil and gas leases or assignments which such defects or irregularities, on their face, expired more than ten (10) years prior to the Effective Date;

(q)            defects arising out of lack of survey unless a survey is required by applicable Law;

(r)            defects arising out of lack of corporate or other entity authorization, absent affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Oil and Gas Property;

(s)            defects that are barred by limitations or that are defensible by possession under applicable statutes of limitation or adverse possession;

(t)            other than such rights that have already been triggered, rights of reassignment arising upon final intention to abandon or release any Oil and Gas Property;

(u)            defects based on failure to record leases issued by any federal agency or state, or any assignments of record title or operating rights in such leases, in the real property or other county or parish records of the county or parish in which any Oil and Gas Property is located;

(v)            defects based on a gap in the chain of title in the federal records as to federal leases, or in the state’s records as to state leases or in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title or title opinion;

(w)            defects based on failure to pool all acreage in a drilling and spacing unit, if the affected lands are in the process of being pooled by the applicable operator or failure to amend pooling orders for infill wells, or failure to appropriately file such pooling orders in the county records;

(x)            defects based solely on the inability to access any records of any Grey Rock Entity or any inadequacy or gap in the Grey Rock Entity’s records;

(y)            all rights to consent by, required notices to, filings with, or other actions by Governmental Entity in connection with any Oil and Gas Property, if the same are customarily sought and received after Closing;

(z)            all Laws and all rights reserved to or vested in any Governmental Entity (i) to control or regulate any Oil and Gas Property in any manner; (ii) to assess Taxes with respect to the Oil and Gas Properties, the ownership, use, or operation thereof, or revenue, income, or capital gains with respect thereto; (iii) by the terms of any right, power, franchise, grant, license, or Permit, or by any provision of Law, to rescind, modify or terminate such right, power, franchise, grant, license, or Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Oil and Gas Properties; (iv) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (v) to enforce any obligations or duties affecting the Oil and Gas Properties to any Governmental Entity with respect to any right, power, franchise, grant, license, or Permit;

(aa)           lack of (i) contracts or rights for the transportation or processing of Hydrocarbons produced from the Oil and Gas Properties; (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Oil and Gas Properties; or (iii) any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created; and

(bb)          the GREP NPIs.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization or any other form of business or professional entity.

“Proceeding” means any claim, notice of violation or enforcement, suit, proceeding or governmental investigation.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Property Entity” and “Property Entities” have the meanings set forth in the Recitals.

“Proportionate Allocation” has the meaning set forth in Section 2.9.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.13(a).

“Redemption Offer” means the offer by ENPC to the holders of ENPC Class A Common Stock to redeem such shares for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Organizational Documents of ENPC in connection with obtaining the ENPC Stockholder Approval.

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Related Persons” has the meaning set forth in Section 9.15(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into or through the environment.

“Representatives” means, with respect to a Person, such Person’s officers, managers, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.4(b).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Effective Time” has the meaning set forth in Section 2.4(b).

“Second Surviving Company” has the meaning set forth in Section 2.1(c).

“Securities Act” means the Securities Act of 1933.

“Special Meeting” has the meaning set forth in Section 6.13(b).

“Sponsor” has the meaning set forth in the Recitals.

“Sponsor Agreement” has the meaning set forth in the Recitals.

“Sponsor Loans” means (a) those loans set forth on Schedule 1.1(b) of the ENPC Disclosure Schedules in existence as of the Execution Date, and (b) additional loans that may be made by Sponsor or one of its Affiliates to ENPC after the Execution Date but prior to the Closing Date (such additional loans, the “Additional Sponsor Loans”).

“Subsidiary” means, with respect to a Person, any Person of which (a) at least 50% of the Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Provisions” has the meaning set forth in Section 9.2.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

“Taxes” means any and all taxes or similar charges, levies or other assessments of any kind, including income, corporate, capital, excise, property, sales, use, escheat or unclaimed property, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties and additions to tax imposed by any Governmental Entity, any liability for the payment of or in respect of any amounts of the type previously described as a result of being a member of an affiliated, consolidated, combined, or other group for tax purposes for any period, as a result of any tax sharing or tax allocation agreement or arrangement or as a result of being liable for or in respect of another person’s taxes as a transferee or successor, by contract or otherwise.

“Terminable Breach” has the meaning set forth in Section 8.1(b)(ii).

“Third Party Proposal” has the meaning set forth in Section 6.21.

“Title Threshold” means an amount equal to 3.5% of the Company Value.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transaction Expenses” has the meaning set forth in Section 8.3(a).

“Transaction Proposals” has the meaning set forth in Section 6.13(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes imposed with respect to or resulting from the Transactions. For the avoidance of doubt, that Transfer Taxes shall not include any Income Taxes arising from the Transactions.

“Transmittal Documents” has the meaning set forth in Section 2.12(b)(iv).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated effective September 15, 2020, between ENPC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Ultimate Parent Entity” has the meaning given to such term in the HSR Act.

“Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as the warrant agent under the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated September 15, 2020, by and between ENPC and the Warrant Agent, as amended by Amendment No. 1 dated March 24, 2021.

“Willful and Material Breach” means a material breach that is a consequence of an act (including the failure to act) undertaken by the breaching Party with the actual knowledge that the taking of such act would constitute a breach of this Agreement.

Article II
MERGERS

2.1            Company Pre-Closing Transactions; The Mergers

(a)            Company Pre-Closing Transactions. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), prior to the First Merger Effective Time, without breach of any representation, warranty, covenant or agreement under this Agreement, the Company, the GREP Holdco Entities, the equityholders of the GREP Holdco Entities, and their respective Affiliates shall effect the transactions substantially in the form set forth on Schedule C (collectively, the “Company Pre-Closing Transactions”). Following the consummation of the Company Pre-Closing Transactions, each of the Property Entities will be wholly-owned Subsidiaries of the Company, and each GREP Holdco Entity shall hold a percentage membership interest in the Company equal to such GREP Holdco Entity’s Proportionate Allocation. The Company shall provide ENPC with reasonable information with respect to the consummation of the Company Pre-Closing Transactions.

(b)            First Merger. On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the First Merger Effective Time, ENPC Merger Sub shall be merged with and into ENPC. As a result of the First Merger, the separate corporate existence of ENPC Merger Sub shall cease and ENPC shall continue as the surviving corporation of the First Merger (the “First Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

(c)            Second Merger. On the Closing Date, immediately following the First Merger, upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, at the Second Merger Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Second Merger, the separate limited liability company existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company of the Second Merger (the “Second Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

2.2            Closing. Unless this Agreement is terminated earlier pursuant to Article VIII, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as soon as practicable, but in no event later than three (3) Business Days, following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or (b) at such other place, time or date as ENPC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.3            Deliveries and Actions at Closing.

(a)            At or prior to the Closing, ENPC shall deliver, or shall cause to be delivered, the following:

(i)	to the Company Members, the Aggregate Company Consideration in accordance with Section 2.10(a);

(ii)	to the Company, the certificate(s) described in Section 7.2(c);

(iii)	to the Company, the First Certificate of Merger, duly executed by ENPC and ENPC Merger Sub, which shall have been filed in accordance with Section 2.4(a);

(iv)	to the Company, the Second Certificate of Merger, duly executed by Company Merger Sub, which shall have been filed in accordance with Section 2.4(b);

(v)	to the Company, the First Amended Charter, duly executed by Parentco, which shall have been filed in accordance with Section 6.17;

(vi)	to Grey Rock Administration, LLC, a counterpart of the Management Services Agreement, duly executed by Parentco;

(vii)	to the Company, a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by Parentco and Sponsor;

(viii)	to the Company and the Trustee, the documents, opinions, and notices contemplated by the Trust Agreement to be delivered to the Trustee in connection with the consummation of a business combination; and

(ix)	to the Company, a certification from ENPC complying with the provisions of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3).

(b)            At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(i)	to ENPC, the certificate described in Section 7.3(c);

(ii)	to ENPC, a signed counterpart to the Second Certificate of Merger, duly executed by the Company, which shall be delivered prior to filing of the Second Certificate of Merger in accordance with Section 2.4(b);

(iii)	to ENPC, counterparts to the Registration Rights and Lock-Up Agreement, duly executed by the Company Members;

(iv)	to Parentco and ENPC, a properly executed certificate prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying to the non-foreign status of each Company Member;

(v)	to ENPC, evidence satisfactory to ENPC that the Company Pre-Closing Transactions have occurred as set forth on Schedule C; and

(vi)	to ENPC, a counterpart of the Management Services Agreement, duly executed by Grey Rock Administration, LLC.

2.4            Merger Effective Times.

(a)            On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parties shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and mutually agreed by the Parties (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective at the time that the properly executed and certified copy of the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the Parties prior to the filing of such First Certificate of Merger and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Merger Effective Time”).

(b)            On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the First Merger Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA and mutually agreed by the Parties (the “Second Certificate of Merger”) and shall make all other filings, recordings or publications required under the DLLCA in connection with the Second Merger. The Second Merger shall become effective at the time that the properly executed and certified copy of the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the Parties prior to the filing of the Second Certificate of Merger and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Merger Effective Time”).

2.5            Effect of the Mergers.

(a)            The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, by virtue of, and simultaneously with, the First Merger and without any further action on the part of ENPC, any stockholder of ENPC, Parentco, or ENPC Merger Sub, (i) ENPC Merger Sub shall be merged with and into ENPC, the separate corporate existence of ENPC Merger Sub shall cease and ENPC shall continue as the First Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of ENPC and ENPC Merger Sub shall vest in the First Surviving Company, (iii) all debts, liabilities and duties of ENPC and ENPC Merger Sub shall become the debts, liabilities and duties of the First Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of ENPC (as the First Surviving Company) shall continue unaffected by the First Merger in accordance with the DGCL.

(b)            The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, by virtue of, and simultaneously with, the Second Merger and without any further action on the part of ENPC, Parentco, Company Merger Sub, the Company or any Company Member, (i) Company Merger Sub shall be merged with and into the Company, the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the Second Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Second Surviving Company, (iii) all debts, liabilities and duties of the Company and Company Merger Sub shall become the debts, liabilities and duties of the Second Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of the Company (as the Second Surviving Company) shall continue unaffected by the Second Merger in accordance with the DLLCA.

2.6            Organizational Documents.

(a)            The certificate of incorporation of ENPC in effect at the First Merger Effective Time shall be the certificate of incorporation of the First Surviving Company, except such certificate of incorporation shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of ENPC Merger Sub, until amended in accordance with applicable Law. The bylaws of ENPC Merger Sub in effect at the First Merger Effective Time shall be the bylaws of the First Surviving Company until amended in accordance with the provisions of such bylaws.

(b)            The certificate of formation of the Company, as in effect immediately prior to the Second Merger Effective Time, shall be the certificate of formation of the Second Surviving Company, until thereafter amended as provided by Law.

2.7            Directors, Managers and Officers.

(a)            The Parties shall cause the initial directors of the First Surviving Company and the initial officers of the First Surviving Company immediately following the First Merger Effective Time to be comprised of the individuals set forth on Exhibit C to this Agreement unless otherwise agreed by ENPC and the Company, each to hold office in accordance with the Organizational Documents of the First Surviving Company.

(b)            The Parties shall cause the initial managers of the Second Surviving Company and the initial officers of the Second Surviving Company immediately following the Second Merger Effective Time to be comprised of the individuals set forth on Exhibit C to this Agreement unless otherwise agreed by ENPC and the Company, each to hold office in accordance with the Organizational Documents of the Second Surviving Company.

(c)            The Parties shall cause the Parentco Board and the officers of Parentco immediately following the First Merger Effective Time to be comprised of the individuals set forth on Exhibit C to this Agreement unless otherwise agreed by ENPC and the Company, each to hold office in accordance with the Organizational Documents of Parentco. At the Closing, the Parentco Board shall initially have seven (7) members, with four (4) designated by the Company (two of which shall be Griffin Perry and Matt Miller, who shall serve as Co-Chairmen), and three (3) members to be independent and mutually agreed upon by the Company and ENPC. The Parentco Board shall comply with NYSE requirements, including with respect to independence and committee composition.

2.8            Effect of First Merger on ENPC Common Stock and ENPC Warrants. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, including the holders of any of the following securities:

(a)            ENPC CAPSTM. Effective immediately prior to the conversion contemplated by Section 2.8(b), any and all “CAPS™” (as such term is defined in the Warrant Agreement), which are composed of one share of ENPC Class A Common Stock and one-fourth of one ENPC Warrant (including Private Placement CAPS™ and Working Capital CAPS™, each as defined in the Warrant Agreement), shall be immediately and automatically detached and broken out into their constituent parts (the “CAPS™ Separation”), such that a holder of a CAPS™ shall be deemed to hold one share of ENPC Class A Common Stock and one-fourth of one ENPC Warrant and such underlying constituent securities shall be converted or cancelled in accordance with Section 2.8(b) and Section 2.8(d), as applicable.

(b)            ENPC Capital Stock. Subject to Section 2.8(e) and Section 2.11,

(i)	Immediately prior to the First Merger Effective Time, (x) 495,357 shares of ENPC Class F Common Stock shall be converted into 1,238,393 shares of ENPC Class A Common Stock in accordance with Section 4.3 of the ENPC Certificate of Incorporation (the “ENPC Class F Conversion”) (371,518 of which shall be subject to the vesting and forfeiture provisions set forth in the Sponsor Agreement upon their conversion to Parentco Common Stock in accordance with Section 2.8(b)(iii)) and (y) the remainder of the ENPC Class F Common Stock and remainder of the ENPC Class A Common Stock (excluding, for the avoidance of doubt, the 1,238,393 shares of ENPC Class A Common Stock in the preceding clause (x)) held by Sponsor shall be immediately and automatically cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(ii)	Immediately prior to the First Merger Effective Time, all shares of ENPC Class B Common Stock shall be automatically deemed to be transferred to ENPC, surrendered and forfeited for no consideration (the “ENPC Class B Contribution”); and

(iii)	Following the CAPS™ Separation, ENPC Class F Conversion and the ENPC Class B Contribution, each share of ENPC Class A Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be immediately and automatically converted into the right to receive from Parentco one validly issued, fully paid and nonassessable share of Parentco Common Stock, subject to any withholding Taxes required by applicable Law.

At the First Merger Effective Time, all issued and outstanding ENPC Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of ENPC Common Stock outstanding immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such shares of ENPC Common Stock, except as expressly provided herein or by Law.

(c)            Conversion of Merger Sub Capital Stock. At the First Merger Effective Time, each share of common stock of ENPC Merger Sub issued and outstanding immediately prior to the First Merger Effective Time shall be immediately and automatically converted into and become one share of common stock, par value $0.0001 per share, of the First Surviving Company, with all of such shares of the First Surviving Company held solely by Parentco. All shares of common stock of ENPC Merger Sub, after being converted as provided in this Section 2.8(c), shall no longer be outstanding and shall cease to exist.

(d)            ENPC Warrants.

(i)	Immediately prior to the First Merger Effective Time, all ENPC Private Placement Warrants and ENPC Working Capital Warrants shall be automatically deemed to be transferred to ENPC, surrendered and forfeited for no consideration (the “ENPC Private Warrant Contribution”).

(ii)	At the First Merger Effective Time, each Public Warrant (or portion thereof) issued and outstanding immediately prior to the First Merger Effective Time will, pursuant to the terms of the Warrant Agreement, immediately and automatically represent the right to purchase shares of Parentco Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “Parentco Warrant”). The Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.8(d)(ii), including causing the Warrant Agreement to be assigned to Parentco or amended to the extent necessary to give effect to this Section 2.8(d)(ii), including adding Parentco as a party thereto.

(e)            Cancellation of Parentco Common Stock and ENPC Common Stock Owned by ENPC. At the First Merger Effective Time, if there are any shares of Parentco Common Stock or ENPC Common Stock that are owned by ENPC or any shares of Parentco Common Stock or ENPC Common Stock owned by any direct or indirect wholly-owned Subsidiary of ENPC immediately prior to the First Merger Effective Time, such shares shall be automatically canceled and extinguished without any conversion thereof or payment therefor.

2.9            Company Allocation. Schedule A sets forth (i) the calculation of the Aggregate Company Consideration, (ii) the allocation of the Aggregate Company Consideration among the Company Members (each Company Member’s respective allocation portion of the Aggregate Company Consideration, its “Proportionate Allocation”), and (iii) the portion of the Aggregate Company Consideration payable to each Company Member. The allocation of the Aggregate Company Consideration set forth on Schedule A shall be binding on all Parties and shall be used by Parentco for purposes of issuing the Aggregate Company Consideration to the Company Members. In issuing the Aggregate Company Consideration, Parentco and ENPC shall be entitled to rely fully on the information set forth on Schedule A, absent manifest error.

2.10            Effect of Second Merger on Company Interests. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, including the holders of any of the following securities:

(a)            Company Interests. At the Second Merger Effective Time, all Company Interests issued and outstanding immediately prior to the Second Merger Effective Time shall be converted automatically into and thereafter represent solely the right to receive the Aggregate Company Consideration, with each Company Member receiving its Proportionate Allocation of the Aggregate Company Consideration, following which, all Company Interests shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. As of the Second Merger Effective Time, each of the Company Members shall cease to have any other rights with respect to the Company Interests.

(b)            Treasury Interests. At the Second Merger Effective Time, if there are any equity securities of the Company that are owned by the Company in treasury or by any direct or indirect Subsidiary of the Company, such equity interests shall be canceled and extinguished without any conversion thereof or payment therefor.

(c)            Company Merger Sub Units. At the Second Merger Effective Time, all Company Merger Sub Units outstanding immediately prior to the Second Merger Effective Time shall be converted into an equal amount of membership interests of Second Surviving Company, with the same rights, powers and privileges as the Company Merger Sub Units so converted and shall constitute the only membership interests of Second Surviving Company.

2.11            Effect of Mergers on Issued and Outstanding Securities of Parentco. At the Second Merger Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any of ENPC, ENPC Merger Sub, Company Merger Sub or the Company, all of the shares of Parentco issued and outstanding immediately prior to the Second Merger Effective Time, other than the shares of Parentco issued pursuant to the First Merger, shall be canceled and extinguished without any conversion thereof or payment therefor.

2.12            Exchange of Securities.

(a)            Exchange Agent; Exchange Fund. On the Closing Date, Parentco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by ENPC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all Parties, for the benefit of the holders of Company Interests and ENPC Common Stock, for exchange in accordance with this Article II, the number of shares of Parentco Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such shares of Parentco Common Stock being hereinafter referred to as the “Exchange Fund”). Parentco shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Sections 2.8, 2.9, 2.10 and this Section 2.12, the Exchange Fund shall not be used for any other purpose. The First Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of ENPC Common Stock and Company Interests for the Aggregate Transaction Consideration.

(b)            Exchange Procedures.

(i)	Promptly following the Closing pursuant to the procedures set forth in the Letter of Transmittal, (i) the holders of the ENPC Common Stock and ENPC CAPS™ will surrender their stock certificates or other instruments representing the ENPC Common Stock and ENPC CAPS™, if any, (collectively, the “ENPC Certificates”) and (ii) the holders of the Company Interests will surrender their membership certificates or other instruments representing the Company Interests, if any, and written acknowledgement of the termination of their rights to such Company Interests (collectively, the “Company Certificates”), or in the case of a lost, stolen or destroyed ENPC Certificate or Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(f), to Parentco for cancellation together with any related documentation reasonably requested by Parentco in connection therewith.

(ii)	Parentco Common Stock shall be issued in book entry form to the holders of Company Interests and ENPC Common Stock upon surrender of the Company Certificates and ENPC Certificates, if any, respectively, as provided for in this Agreement or otherwise agreed by the Parties. Upon surrender of the Company Certificates and ENPC Certificates (or in the case of a lost, stolen or destroyed Company Certificate or ENPC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(f)) for cancellation to Parentco or to such other agent or agents as may be appointed by Parentco, Parentco shall issue, or cause to be issued, (I) to each holder of the Company Certificates such certificates representing the number of shares of Parentco Common Stock for which their respective Company Interests are exchangeable, pursuant to Sections 2.9 and 2.10 and Schedule A, at the Second Merger Effective Time and (II) to each holder of the ENPC Certificates such certificates representing the number of shares of Parentco Common Stock for which their respective ENPC Common Stock is exchangeable, pursuant to Section 2.8, at the First Merger Effective Time, and in either case any dividends or distributions payable pursuant to Section 2.12(g), and the Company Certificates and the ENPC Certificates so surrendered shall forthwith be canceled.

(iii)	If certificates representing the shares of Parentco Common Stock are to be issued in a name other than that in which the Company Certificates or ENPC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or ENPC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parentco or any agent designated by it any transfer or other Taxes required by reason of the issuance of certificates representing the shares of Parentco Common Stock in any name other than that of the registered holder of the Company Certificates or ENPC Certificates surrendered, or established to the satisfaction of Parentco or any agent designated by it that such Tax has been paid or is not payable.

(iv)	Promptly after the Closing, Parentco shall send to each holder of Company Interests and to each holder of ENPC CAPS™ and ENPC Common Stock a letter of transmittal for use in exchanging such holder’s Company Certificates or ENPC Certificates, as applicable, for the applicable portion of the Aggregate Transaction Consideration which shall be in customary form (a “Letter of Transmittal”) and shall specify that the delivery of share certificates in respect of the Aggregate Transaction Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates or ENPC Certificates, as applicable, to Parentco (or a Lost Certificate Affidavit) for use in such exchange. Each (i) Company Member shall be entitled to receive its Proportionate Allocation of the Aggregate Company Consideration in respect of the Company Interests represented by the Company Certificate(s) and (ii) holder of ENPC Common Stock (excluding any equity securities to be canceled as described in Section 2.8(b)) shall be entitled to receive the shares of Parentco Common Stock to which it is entitled, as soon as reasonably practicable after the First Merger Effective Time or Second Merger Effective Time, as applicable, but subject to the delivery to Parentco of the following items (collectively, the “Transmittal Documents”): the Company Certificate(s) or ENPC Certificates, as applicable (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Parentco. Until so surrendered, each Company Certificate and each ENPC Certificate shall represent after the Second Effective Time for all purposes only the right to receive such portion of the Aggregate Transaction Consideration attributable to such Company Certificate or ENPC Certificate, as applicable.

(c)            Termination Rights. The Aggregate Transaction Consideration, dividends or other distributions with respect to Parentco Common Stock pursuant to Section 2.12(g) paid upon the surrender of and in exchange for shares of ENPC Common Stock or Company Interests in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such ENPC Common Stock or Company Interests and there shall be no further registration of transfers on the books and records of (i) the First Surviving Company of the shares of ENPC Common Stock that were outstanding prior to the First Merger Effective Time, or (ii) the Second Surviving Company of Company Interests that were outstanding prior to the Second Merger Effective Time. If, after the Second Merger Effective Time, Company Certificates or ENPC Certificates are presented to the either the First Surviving Company or the Second Surviving Company for any reason, they shall be canceled and exchanged for the Aggregate Transaction Consideration issuable in respect of the shares of ENPC Common Stock or Company Interests, as applicable, previously represented by such ENPC Certificates or Company Certificates, as applicable, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.12(g), without any interest thereon (as applicable).

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of ENPC Common Stock or Company Interests on the date that is six (6) months after the Closing Date shall be delivered to Parentco, upon demand, and any former stockholders of ENPC or holders of Interests in the Company who have not theretofore received the Aggregate Transaction Consideration, and any dividends or other distributions with respect to shares of Company Common Stock to which they are entitled pursuant to Section 2.12(g), in each case without interest thereon (as applicable), shall thereafter look only to Parentco for payment of their claim for such amounts.

(e)            No Liability. None of the Exchange Agent, Parentco, the First Surviving Company or the Second Surviving Company shall be liable to any holder of Company Interests or ENPC Common Stock (or dividends or distributions with respect thereto) for any amount of Aggregate Transaction Consideration properly delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.12. Any portion of the Exchange Fund remaining unclaimed by holders of Company Interests or ENPC Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of Parentco free and clear of any claims or interest of any person previously entitled thereto.

(f)            Lost, Stolen or Destroyed Certificates. If any Company Certificate or ENPC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or ENPC Certificate to be lost, stolen or destroyed and, if reasonably required by Parentco, the posting by such Person of a bond in such reasonable amount as Parentco may direct as indemnity against any claim that may be made against it with respect to such Company Certificate or ENPC Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate or ENPC Certificate the Aggregate Transaction Consideration issuable or payable, as applicable, in respect of the Company Interests or shares of ENPC Common Stock formerly represented by such Company Certificate or ENPC Certificate, respectively, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.12(g), in each case, without any interest thereon (as applicable).

(g)            Distributions with Respect to Unexchanged Shares of Parentco Common Stock. No dividends or other distributions declared or made with respect to Parentco Common Stock with a record date after the Second Merger Effective Time will be paid to the holders of any Company Certificates or ENPC Certificates that have not yet been surrendered with respect to the shares of Parentco Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or ENPC Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or ENPC Certificates, Parentco shall promptly deliver to the record holders thereof, without interest, the amount of any such dividends or other distributions with a record date after the Second Merger Effective Time theretofore paid with respect to such shares of Parentco Common Stock.

(h)            Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to (i) Company Interests occurring on or after the Execution Date and prior to the Second Merger Effective Time to provide the holders of shares of Company Interests immediately prior to the Second Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event, and (ii) ENPC Common Stock occurring on or after the Execution Date and prior to the First Merger Effective Time to provide the holders of shares of ENPC Common Stock immediately prior to the First Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event; and in each case such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Transaction Consideration.

(i)            No Fractional Shares. No fraction of a share of Parentco Common Stock will be issued by virtue of the Mergers, and any time that shares of Parentco Common Stock are distributed to any Person pursuant to this Agreement, such amount of shares (after aggregating all fractional shares of Parentco Common Stock that otherwise would be received by such Person in connection with such distribution) shall be rounded-down to the nearest whole number.

2.13            Payment of Expenses.

(a)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to ENPC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company and its Affiliates in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company and its Affiliates incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company and its Affiliates in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, ENPC or Parentco shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses.

(b)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, ENPC shall provide to the Company a written report setting forth (i) a list of all fees, expenses and disbursements incurred by or on behalf of ENPC, Parentco or the Merger Subs for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of ENPC, Parentco or the Merger Subs in connection with the Transactions or otherwise in connection with ENPC’s operations, and (ii) a list of all Indebtedness, including the Sponsor Loans (in each case, together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding ENPC Transaction Expenses”). Unless otherwise agreed by ENPC and the Company, the Outstanding ENPC Transaction Expenses directly related to legal fees, accounting fees and due diligence costs shall not exceed $15,400,000. On the Closing Date following the Closing, ENPC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding ENPC Transaction Expenses.

2.14            Taking of Necessary Action; Further Action. If, at any time after the Second Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving Company and the Second Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ENPC Merger Sub and Company Merger Sub, respectively, the then-current officers and directors of First Surviving Company, Second Surviving Company and Parentco are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15            Tax Consequences. It is intended by the Parties that (i) the Mergers collectively qualify as a transaction described in Section 351 of the Code, (ii) the First Merger qualifies as a reorganization described in Section 368(a)(1) of the Code and Treasury Regulations thereunder and (iii) the ENPC Recapitalization qualifies as a “recapitalization” described in Section 368(a)(1)(E) of the Code.

2.16            Withholding of Tax. Parentco (or any other payor) shall be entitled (but not obligated except as required by applicable Law) to deduct and withhold from the consideration otherwise payable to the holders of Company Interests or ENPC Common Stock pursuant to this Agreement such amounts as Parentco shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or foreign Tax Law. Prior to withholding, Parentco shall use commercially reasonable efforts to provide notice to a holder of Company Interests or ENPC Common Stock that withholding is required with respect to such payment. Notwithstanding the foregoing, no such notice is required in respect of any compensatory amounts or amount required to be withheld as a result of a failure to provide the certificates described in Section 2.3(a)(ix) or Section 2.3(b)(iv). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Interests or ENPC Interests, as applicable.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company on the Execution Date (the “Company Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Company hereby represents and warrants to ENPC, as of the Execution Date and as of the Closing (or, if a representation and warranty is specifically made as of another date, such other date), as follows:

3.1            Organization and Qualification; Subsidiaries.

(a)            Each of the Company and each Subsidiary of the Company following the Company Pre-Closing Transactions (each a “Company Subsidiary”) is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company and each Company Subsidiary (together, each a “Grey Rock Entity”) has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had, individually or in the aggregate, a Material Adverse Effect on the Grey Rock Entities, taken as a whole (a “Company Material Adverse Effect”). Each Grey Rock Entity is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to ENPC complete and correct copies of the Organizational Documents of each of the Grey Rock Entities and each of the Grey Rock Funds Governing Documents, each as in effect on the Execution Date. As of the Closing, the Organizational Documents of the Grey Rock Entities have not been amended in any respect from those made available to ENPC, except for any amendments expressly permitted by this Agreement and made in connection with this Agreement or the Transactions.

(b)            Schedule 3.1(b) sets forth a true and complete list of all of the Company Subsidiaries, and with respect to each Company Subsidiary (a) its jurisdiction of organization, (b) its authorized membership interests or other equity interests (if applicable), and (c) the percentage of or number of issued and outstanding Interests and the record holders and beneficial owners thereof (as of both the Execution Date and immediately following the completion of the Company Pre-Closing Transactions). Other than the Company Subsidiaries following the Company Pre-Closing Transactions, the Company does not, and at the Closing will not, directly or indirectly own any Interest in, or any interest convertible into or exchangeable or exercisable for any Interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

3.2            Capital Structure.

(a)            Prior to giving effect to the Transactions contemplated by this Agreement and the Ancillary Documents, as of the Execution Date all of the issued and outstanding Interests of each Grey Rock Entity are set forth on Schedule 3.2(a), along with the beneficial and record owners of such equity interests as of both (i) the Execution Date and (ii) immediately following the completion of the Company Pre-Closing Transactions, but prior to giving effect to the Transactions contemplated by this Agreement, all of which such Interests are owned, and at the Closing will be owned, free and clear of any Encumbrances (other than Permitted Encumbrances). All of the outstanding Interests of the Grey Rock Entities (i) have been duly authorized and validly issued and are fully paid, free and clear of all Encumbrances (other than Permitted Encumbrances) and non-assessable (except to the extent non-assessability may be affected by Section 18-607 of the DLLCA); (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any preemptive rights, rights of first refusal or other similar rights.

(b)            There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Grey Rock Entity is a party or by which it is bound in any case obligating such Grey Rock Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in such Grey Rock Entity, or obligating such Grey Rock Entity to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which a Grey Rock Entity is a party or by which it is bound relating to the voting of any equity interests in any Grey Rock Entity. No Grey Rock Entity owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. Except as set forth on Schedule 3.2(b), no Interests in any Grey Rock Entity are issuable and no rights in connection with any Interests of the Grey Rock Entities will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the consummation of the Transactions contemplated by this Agreement and the Ancillary Documents.

(c)            Except as disclosed in the Grey Rock Funds Financial Statements, as contemplated in the Company Pre-Closing Transactions and for the Permitted Distributions, since December 31, 2021, (i) none of the Grey Rock Entities (i) has declared or paid any distribution or dividend in respect of its equity interests or (ii) has repurchased, redeemed or otherwise acquired any equity interests of such Grey Rock Entity, and the board of managers of the Company have not authorized any of the foregoing.

3.3            Authorization; Binding Agreement.

(a)            The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations under this Agreement and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions and the transactions contemplated thereby, (i) have been duly and validly authorized by the Company’s board of managers in accordance with the Company’s Organizational Documents and the DLLCA and (ii) other than the approval of the GREP Holdco Entities, no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions and the transactions contemplated thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties to this Agreement and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of managers and each of the GREP Holdco Entities, in their capacities as members of the Company, by written consent in lieu of a joint meeting of the managers and members, (A) determined that this Agreement and the Second Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its members, and (B) approved this Agreement, the Second Merger and the other transactions contemplated by this Agreement in accordance with the DLLCA and its Organizational Documents.

(b)            The Pre-Closing Transactions and the Transactions have each been duly and validly approved and authorized by the respective general partners of each Grey Rock Fund in accordance with such Grey Rock Funds Governing Documents, and no other limited partnership proceedings or other actions on the part of the Grey Rock Funds are necessary to authorize the Pre-Closing Transactions or the Transactions.

3.4            No Violations; Consents and Approvals.

(a)            The execution and delivery by the Company of this Agreement and the Ancillary Documents to which it is a party does not, and the performance by the Company of the Agreement and each such Ancillary Document will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of any Grey Rock Entity to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them) or result in (or give rise to) the creation of any Encumbrance (other than Permitted Encumbrances) or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of any of the Grey Rock Entities (including, for the avoidance of doubt, any of the Oil and Gas Properties of the Grey Rock Entities) under, any provision of (i) the Organizational Documents of any Grey Rock Entity or the Grey Rock Funds Governing Documents, (ii) assuming the consents, approvals and notices referred to in Section 3.4(c) (including Immaterial Consents) and Schedule 3.4(c) of the Company Disclosure Schedules are duly and timely obtained or made, any Material Company Contract or an Oil and Gas Lease of any Grey Rock Entity or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 3.5 are duly and timely obtained or made, any Law applicable to any applicable Grey Rock Entity or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)            No Grey Rock Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of such Grey Rock Entity, except for defaults or violations that have not had, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Other than as set forth on Schedule 3.4(c), no consent or approval from, or notice to, any third party under any Material Company Contract or an Oil and Gas Lease of any Grey Rock Entity is required to be obtained or made by any Grey Rock Entity in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions, other than Immaterial Consents.

3.5            Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by any Grey Rock Entity in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions, except for: (a) the filing of a HSR Act notification and report form by the Company or its Ultimate Parent Entity and the expiration or termination of the applicable HSR Act waiting period; (b) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws; (c) the consents, approvals, orders, authorizations, notices, registrations, declarations, filings set forth on Schedule 3.5; and (d) any such consent, approval, order, authorization, notice, registration, declaration, filing or permit that is customarily obtained or made after Closing or that the failure to obtain or make would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.6            Grey Rock Funds Financial Statements.

(a)            The Company has made available to ENPC true and correct copies of the (i) audited consolidated financial statements of Grey Rock Fund I, (ii) the audited combined financial statements of Grey Rock Fund II and (iii) the audited combined financial statements of Grey Rock Fund III (including, in each case, any related notes thereto), consisting of (x) the audited consolidated balance sheets of Grey Rock Fund I as of December 31, 2019, December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations, changes in partners’ capital and cash flows for the fiscal years then ended, (y) the audited combined balance sheets of Grey Rock Fund II as of December 31, 2020 and December 31, 2021, and the related audited combined statements of operations, changes in partners’ capital and cash flows for the fiscal years then ended, and (z) the audited combined balance sheets of Grey Rock Fund III as of December 31, 2020 and December 31, 2021, and the related audited combined statements of operations, changes in partners’ capital and cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor (the financial statements described in this Section 3.6(a), collectively, the “Grey Rock Funds Audited Financials”).

(b)            Except as set forth on Schedule 3.6(b), the Grey Rock Funds Audited Financials (and the Grey Rock Funds Unaudited Financial Statements when made available to ENPC pursuant to Section 6.14(d)) will (i) have been prepared based upon the books of account and other financial records of each of the Grey Rock Funds, (ii) have been prepared in accordance with GAAP consistently applied using the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon, except, solely with respect to any Grey Rock Funds Unaudited Financial Statements, for (A) the absence of footnotes and (B) normal year-end adjustments none of which would have, or would be reasonably expected to have, a Company Material Adverse Effect, taken as a whole, (iii) fairly present, in all material respects, the financial positions and performances of each of the Grey Rock Funds as of the dates thereof and for the periods set forth therein, (iv) except with respect to any Grey Rock Funds Unaudited Financial Statements, contain an unqualified report of the Grey Rock Funds’ auditors (provided that the Grey Rock Funds Financial Statements shall not be required to include signed audit opinions as of the date of this Agreement, which signed audit opinions shall instead be delivered concurrently with the filing of the Proxy Statement/Prospectus (as defined below) with the SEC), and (v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Proxy Statement/Prospectus and at the time of effectiveness of the Proxy Statement/Prospectus. The Fund I Audited Financial Statements were audited in accordance with the standards of the PCAOB.

3.7            Absence of Certain Changes or Events.

(a)            Since December 31, 2021, there has not been any event, change, effect or development that, individually or in the aggregate, has had a Company Material Adverse Effect.

(b)            From December 31, 2021 through the Execution Date, the Grey Rock Entities have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

(c)            Since December 31, 2021, neither the Company nor any Grey Rock Entity has made any dividend, distribution or similar payment to its respective equityholders other than the Permitted Distributions. Since December 31, 2021, neither the Company nor any Grey Rock Entity has incurred any indebtedness for borrowed money.

3.8            No Undisclosed Material Liabilities. Except as set forth in Schedule 3.8, there are no liabilities of any Grey Rock Entity, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected, disclosed or reserved against in the Grey Rock Funds Financial Statements; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2021; (c) liabilities for fees and expenses incurred in connection with, or in furtherance of, the Transactions; (d) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (e) liabilities incurred as permitted under Section 6.1(b); and (f) liabilities which would not have a Company Material Adverse Effect.

3.9            Permits; Compliance with Applicable Law.

(a)            The Grey Rock Entities hold all material Permits that are required for the lawful ownership and operation of the Grey Rock Entities’ business (the “Company Permits”), except where the failure to so hold would not have a Company Material Adverse Effect. The Grey Rock Entities are in compliance with the terms of the Company Permits in all material respects. As of the Execution Date, no investigation or review by any Governmental Entity with respect to any Grey Rock Entity is pending or, to the Company’s Knowledge, threatened that seeks the suspension, revocation or material adverse modification of any Company Permit.

(b)            Except with respect to Tax matters (which are provided for in Section 3.12) and environmental matters (which are provided for in Section 3.15), the Grey Rock Entities are in compliance with and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had, individually or in the aggregate, a Company Material Adverse Effect. As of the Execution Date, no Grey Rock Entity has received any written communication since December 31, 2018 from a Governmental Entity that alleges that a Grey Rock Entity is not in compliance with, in all material respects, or is in material default or material violation of, any applicable Law.

3.10            Absence of Litigation. Except as set forth in Schedule 3.10, and except for such matters as have not had, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the Company’s Knowledge, threatened against any Grey Rock Entity, or (b) judgment, settlement, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against any Grey Rock Entity.

3.11            Employees; Benefits.

(a)            None of the Grey Rock Entities has, or has had, any employees (either directly or under a single employer, joint employer, alter ego or other theory of joint employment) and no Grey Rock Entity is or has ever been party to or bound by (either directly or indirectly) any agreement with any individual providing services as an independent contractor or as a consultant or staffing agency. The Grey Rock Entities have no liabilities with respect to any current or former employees or any other individuals (including independent contractors, contingent workers, contract workers, leased employees, seasonal employees or temporary employees) that have performed work at or in connection with the business of any Grey Rock Entity.

(b)            The Grey Rock Entities are neither party to, nor bound by, any collective bargaining agreement or other contract with any labor union, labor organization, or works council, and no individual providing services at or in connection with the business of any Grey Rock Entity is represented by any labor union, works council, or other labor organization. To the Company’s Knowledge, in the past five (5) years there have been no labor organizing activities with respect to any individual providing services at or in connection with the business of any Grey Rock Entity. In the past three (3) years, there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Grey Rock Entity.

(c)            The Grey Rock Entities (i) do not currently maintain or contribute to, any Employee Benefit Plan, (ii) are not, and have not been, a participating employer in any Employee Benefit Plan and (iii) do not have any liability, contingent or otherwise, with respect to any Employee Benefit Plan. No liability under Section 302 or Title IV of ERISA has, during the immediately preceding six years, been incurred by any of the Grey Rock Entities or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to any Grey Rock Entity or any such ERISA Affiliate of incurring any such liability. The extent of any potential risk cannot be determined with respect to whether a direct or indirect investor of the Grey Rock Entities or any of their ERISA Affiliates has or could be determined to have any liability under Section 302 or Title IV of ERISA or has an investment interest in any other entity that has or could be determined to have liability under Section 302 or Title IV of ERISA and whether any such liability could become a liability of the Grey Rock Entities or any of their ERISA Affiliates.

(d)            Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, either alone or in combination with another event, could: (i) entitle any current or former employee, consultant, director or other service provider of the Grey Rock Entities (or any dependent or beneficiary thereof) to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such person for which the Company or the Grey Rock Entities could be liable; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit for which the Company or the Grey Rock Entities could be liable; or (iv) result in any payments or benefits for which the Company or the Grey Rock Entities could be liable under any agreement or arrangements that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(e)            To the Company’s Knowledge, each entity that any Grey Rock Entity has engaged through a management services agreement, is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

3.12            Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to the Grey Rock Entities or with respect to the assets of the Grey Rock Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by the Grey Rock Entities (or for which the Grey Rock Entities may be liable) have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to any Grey Rock Entity have been satisfied in full. There are no Encumbrances (other than Encumbrances for Taxes that are not yet delinquent) on any of the assets of the Grey Rock Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           There is no material Proceeding currently pending, or threatened in writing by a Governmental Entity, against a Grey Rock Entity or with respect to the assets of a Grey Rock Entity in respect of any Tax or Tax Return.

(c)            There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by any Grey Rock Entity.

(d)           There is no outstanding material claim, assessment or deficiency against any Grey Rock Entity for any Taxes that has been asserted in writing by any Governmental Entity.

(e)            No written claim or nexus inquiry has been made by any Governmental Entity to any Grey Rock Entity in a jurisdiction where a Grey Rock Entity does not file a Tax Return that it is or may be subject to material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by a Grey Rock Entity or its Affiliates.

(f)            No Grey Rock Entity is a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of Taxes, other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to the apportionment, sharing, assignment or allocation of Tax.

(g)           No Grey Rock Entity has participated, nor is any Grey Rock Entity currently participating, in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(h)           None of the assets of any Grey Rock Entity are subject to a tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(i)            Other than for purposes of Texas franchise tax, no Grey Rock Entity is or has ever been, a member of an affiliated group filing a consolidated income Tax Return or any other consolidated, combined, unitary or similar group for any taxable period, nor has, and has never had, any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), as a transferee or successor, by contract or otherwise by operation of Law.

(j)            No Grey Rock Entity will be required to include any item of income, or exclude any deduction or other Tax benefit in the computation of taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as that term is defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. No Grey Rock Entity has made an election under Section 965(h) of the Code to defer the payment of any liability for income Taxes.

(k)           The Company Pre-Closing Transactions shall not result in any Taxes payable by Parentco or any Grey Rock Entity on or after the Closing Date.

(l)            Each Grey Rock Entity that is treated as a partnership for U.S. federal income tax purposes (and applicable state and local tax purposes) has in place an election under Section 754 of the Code (and any applicable election under state and local tax purposes).

(m)          No Grey Rock Entity has made an election contemplated by Section 1101(g)(4) of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74.

(n)           Each Grey Rock Entity other than the Company has been properly treated at all times since its inception as a disregarded entity for U.S. federal income tax purposes (and applicable state and local tax purposes). The Company has been properly treated at all times since its inception as a disregarded entity or partnership for U.S. federal income tax purposes (and applicable state and local tax purposes).

(o)            No Grey Rock Entity has received, requested, is a party to, or is bound by any closing agreement, offer in compromise, ruling, technical advice memorandum or any similar agreement or ruling relating to Taxes, in each case with or issued by any Governmental Entity that will have continued application to any Grey Rock Entity following the Closing.

(p)            Each Grey Rock Entity has (i) properly complied with all applicable Laws if any Grey Rock Entity has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(q)            The unpaid Taxes of each Grey Rock Entity do not exceed the reserves therefor (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Grey Rock Funds Financial Statements and will not exceed such reserves as adjusted for the passage of time through and including the Closing Date in accordance with the past custom and practices of such Grey Rock Entity in filing its Tax Returns. Since December 31, 2021, no Grey Rock Entity has incurred any material Tax liability outside the ordinary course of business.

(r)            No Grey Rock Entity has any knowledge of any fact or circumstance that would reasonably be likely to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment.

(s)            No Grey Rock Entity has any plan or intention to cause ENPC to engage in any transaction or make any election that would result in a liquidation of ENPC for U.S. federal income tax purposes.

3.13            Oil and Gas Matters.

(a)            Except to the extent Aggregate Title Losses do not exceed the Title Threshold and except for property sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) as of December 31, 2021 relating to the Oil and Gas Properties owned by the applicable Grey Rock Entity referred to in each such reserve report, copies of which are attached to Schedule 3.13(a) of the Company Disclosure Schedules (collectively, the “Company Reserve Report”), the Grey Rock Entities have Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and, in each case, as attributable to interests owned by the Grey Rock Entities. The term “Good and Defensible Title” means that a Grey Rock Entity’s title (that is either of record or in which the Grey Rock Entities have contractual or statutory rights) (as of the Execution Date, and as of the Closing) to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the Company Reserve Report), and subject to Permitted Encumbrances, (A) entitles such Grey Rock Entity to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in (or, if not shown, the net revenue interest used by the Company Independent Petroleum Engineers in the determination of the reserves shown in) the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except for (I) decreases in connection with those operations in which the Grey Rock Entities or their successors or assigns may, from and after the date of this Agreement and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (II) decreases resulting from the establishment or amendment, from and after the date of this Agreement, of pools or units in accordance with this Agreement, (III) decreases required after the date of this Agreement to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, or (IV) adjustments to such net revenue interest based upon payout or payment of any cost-recovery burden, (B) obligates such Grey Rock Entity to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown in (or, if not shown, the working interest used by the Company Independent Petroleum Engineers in the determination of the reserves shown in) the Company Reserve Report for such Oil and Gas Properties except for (I) increases resulting from contribution rights or requirements with respect to defaulting or non-consenting co-owners from and after the date of this Agreement under applicable operating agreements, (II) increases to the extent that such increases are accompanied by at least a proportionate increase in the net revenue interest of the Grey Rock Entities, or (III) adjustments to such working interest based upon payout or payment of any cost-recovery burden and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)            Except to the extent Aggregate Title Losses do not exceed the Title Threshold, the Grey Rock Entities hold defensible title (that is either of record or in which the Grey Rock Entities have contractual or statutory rights) to Oil and Gas Leases covering not less than the number of Net Mineral Acres set forth on Schedule 3.13(b), subject to Permitted Encumbrances. The term “Net Mineral Acres” means, with respect to each Oil and Gas Lease set forth in Schedule 3.13(b), (i) the number of gross acres in the lands covered by such Oil and Gas Lease, multiplied by (ii) the undivided mineral interest in such lands covered by such Oil and Gas Lease, multiplied by (iii) the applicable Grey Rock Entity’s working interest in such Oil and Gas Lease.

(c)            The factual, non-interpretive data supplied to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the Company Reserve Report, by or on behalf of the Grey Rock Entities that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the Grey Rock Entities in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, to the Company’s Knowledge, there have been no changes in respect of the matters addressed in the Company Reserve Report that have had, individually or in the aggregate, a Company Material Adverse Effect.

(d)            Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) no Grey Rock Entity has received any written claim or notice that any (A) rentals, shut-ins or similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have not been properly and timely paid, (B) royalties, minimum royalties, overriding royalties or other Production Burdens with respect to any Oil and Gas Properties owned or held by a Grey Rock Entity have not been timely and properly paid, (C) Grey Rock Entity (or, to the Company’s Knowledge, any third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Grey Rock Entities, and (ii) as of the Execution Date, no Grey Rock Entity has received written notice from any other party to any Oil and Gas Lease that such Grey Rock Entity is in material breach or default under any Oil and Gas Lease.

(e)            Except as set forth on Schedule 3.13(e), all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Grey Rock Entities are being received by them in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of a division order or division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law.

(f)            As of the Execution Date, there is no well included in the Oil and Gas Properties of any Grey Rock Entity that is subject to any order from any Governmental Entity or written notice pursuant to an Oil and Gas Lease or a Material Company Contract from any other third party requiring that such well be immediately plugged and abandoned or alleging that such well should have been previously plugged and abandoned.

(g)            Schedule 3.13(g) sets forth, as of the Execution Date, all outstanding authorizations for expenditure for funding or participation under any agreement or contract which is binding on any Grey Rock Entity or Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by a Grey Rock Entity in excess of $100,000.

(h)            No Grey Rock Entity is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(i)            Except to the extent Aggregate Title Losses do not exceed the Title Threshold, no Grey Rock Entity has received written notice of any breach or default of, in any material respect, of any of its Oil and Gas Leases or any pooling agreement, production sharing agreement or similar agreement covering any such Oil and Gas Lease. As of the Execution Date, no Grey Rock Entity has received from any applicable lessor any written notice of any material default or material breach by such Grey Rock Entity under any Oil and Gas Lease for which default or breach has not been cured or remedied.

(j)            There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the Grey Rock Entities that would be triggered by the consummation of the Transactions and result in a loss of any portion of such Oil and Gas Properties in excess of the Title Threshold.

(k)            No Grey Rock Entity has received any notice of any pending, and to Company’s Knowledge, there is no threatened, Proceeding to condemn or take by power of eminent domain all or any of the Oil and Gas Properties of the Grey Rock Entities.

(l)            Except for the representations and warranties of the Company set forth in Sections 3.13(a), 3.13(b), 3.13(i), 3.13(j), and 3.13(k), each of the representation and warranties in this Section 3.13 is deemed to be qualified by and limited to the Knowledge of the Company.

3.14            Environmental Matters. Except as set forth on Schedule 3.14 and for those matters that have not had or, as applicable, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            To the Company’s Knowledge, the Grey Rock Entities and their respective operations and assets are, and for the past three (3) years (or, if shorter, since Grey Rock Entity’s ownership of the relevant Oil and Gas Properties) have been, in compliance with all Environmental Laws and the terms and conditions of all Permits issued or required pursuant to Environmental Laws for the operations of the Grey Rock Entities;

(b)            the Grey Rock Entities, and, to the Company’s Knowledge, their respective assets, are not subject to any pending or, to the Company’s Knowledge, threatened Proceeding under Environmental Laws;

(c)            with respect to the Oil and Gas Properties owned by the Grey Rock Entities, the Grey Rock Entities (and, to the Company’s Knowledge, third party operators of their respective assets) have not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any person to, Released, or owned or operated any property contaminated by, any Hazardous Materials, in each case in a manner or under conditions that would reasonably be expected to result in a liability to a Grey Rock Entity under Environmental Law;

(d)            as of the Execution Date, no Grey Rock Entity (i) has received any written notice asserting a liability or obligation under any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of any Release of Hazardous Materials at or from any property owned, operated, or otherwise used by any Grey Rock Entity, or (ii) is subject to any judgment, settlement, decree, injunction, ruling or order of, or has entered into any written agreement with, any Governmental Entity or arbitrator pursuant to any Environmental Law that remains outstanding;

(e)            except for customary indemnities in standard service agreements, the Grey Rock Entities have not assumed, undertaken or provided an indemnity with respect to any liability of any other Person under any Environmental Law; and

(f)            The Company has made available to ENPC copies of all material environmental assessments, reports and audits prepared by or on behalf of the Company in the three (3) years preceding the date of this Agreement (or, if shorter, since Grey Rock Entity’s ownership of the relevant Oil and Gas Properties) that are in the possession or reasonable control of the Company with respect to their operations or assets.

Notwithstanding any other provision in this Agreement, the representations and warranties in Sections 3.8, 3.13(f) and this Section 3.14 are the sole and exclusive representations and warranties in this Agreement with respect to environmental matters of the Grey Rock Entities.

3.15            Material Contracts.

(a)            Subsections (i) through (xv) of Schedule 3.15(a) of the Company Disclosure Schedules collectively describe, as of the date of this Agreement, the following contracts to which a Grey Rock Entity is a party or by which its assets or properties are otherwise bound:

(i)	each contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that a Grey Rock Entity will make payments in excess of $100,000 annually or $100,000 in the aggregate for the remaining term of such contract;

(ii)	each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by a Grey Rock Entity (whether incurred, assumed, guaranteed or secured by any asset);

(iii)	each contract for lease of personal property or real property (other than Oil and Gas Leases) involving aggregate payments in excess of $100,000 in any calendar year, or $1,000,000 in the aggregate for the remaining term of such contract, that are not terminable without penalty within ninety (90) days, other than contracts related to drilling rigs;

(iv)	each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of a Grey Rock Entity to compete with respect to any Oil and Gas Properties in any geographic area, during any period of time after the Closing;

(v)	each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Grey Rock Entities, taken as a whole, other than contracts for the sale of Hydrocarbons by the Grey Rock Entities in the ordinary course of business;

(vi)	each contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(vii)	each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of any Grey Rock Entity;

(viii)	each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring a Grey Rock Entity to make expenditures that would reasonably be expected to be in excess of $100,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(ix)	each agreement under which a Grey Rock Entity has advanced or loaned any amount of money to any of its officers, directors, employees or consultants;

(x)	any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(xi)	each contract that is a gathering, transportation, processing or similar agreement to which a Grey Rock Entity is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days;

(xii)	any contract involving a Grey Rock Entity, on the one hand, and the Company, any of the Company’s Affiliates or any executive officer or manager of a Grey Rock Entity, on the other hand;

(xiii)	any contract that, upon the consummation of the Transactions, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from a Grey Rock Entity to any officer, director, consultant or employee of any of the foregoing;

(xiv)	each agreement that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case, that is material to the business of any of the Grey Rock Entities, taken as a whole, and that would be triggered by the Transactions, other than those contained in (A) any agreement in which such provision is solely for the benefit of a Grey Rock Entity or (B) customary royalty pricing provisions in Oil and Gas Leases; and

(xv)	each other agreement that would be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)            Collectively, the contracts set forth in Section 3.15(a) are herein referred to as the “Material Company Contracts.” Except for any Material Company Contract that terminates or expires pursuant to its terms between the date of this Agreement and the Closing, each Material Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Grey Rock Entity that is a party thereto and, to the Company’s Knowledge, each other Person party thereto, and is in full force and effect, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law. No Grey Rock Entity is in breach or default, in any material respect, under any Material Company Contract nor, to the Company’s Knowledge, is any other Person party to any such Material Company Contract in breach or default, in any material respect, thereunder. To the Company’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default in any material respect under any Material Company Contract on the part of any of the parties thereto. As of the Execution Date, no Grey Rock Entity has received written notice of termination, cancellation or material modification of any Material Company Contract. The Company has heretofore made available to ENPC complete and correct copies of the Material Company Contracts.

3.16         Insurance. Set forth on Schedule 3.16 of the Company Disclosure Schedule is a true, correct and complete list of as of the date of this Agreement of all material insurance policies held by the Grey Rock Entities or held by any Affiliate of a Grey Rock Entity under which a Grey Rock Entity is named as an additional insured (collectively, the “Company Insurance Policies”). Each of the Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Company Insurance Policy has been made available to ENPC to the extent requested by ENPC prior to the date of this Agreement. All premiums payable under the Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy and none of the insurers have denied any coverage, in whole or in part, for any pending claims that have been submitted by or on behalf of any Grey Rock Entity under a policy with such insurers.

3.17         Brokers. Except as set forth in Schedule 3.17, no Grey Rock Entity has incurred or will incur any liability for any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated hereby.

3.18         Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of ENPC and at the time of any meeting of ENPC stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any Parent Party for inclusion therein.

3.19         No Other Representations and Warranties.

(a)            Except for the representations and warranties made in this Article III (as modified by the Company Disclosure Schedules) or any other Ancillary Document, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to any Grey Rock Entity or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III or any other Ancillary Document, neither the Company nor any other Person on behalf of the Company makes or has made any representation or warranty to ENPC or any of its Affiliates or Representatives with respect to, any oral or written information presented to ENPC or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)            Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by ENPC in Article IV or any other Ancillary Document and the representations and warranties made by Parentco and the Merger Subs in Article V or any other Ancillary Document, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent Parties furnished or made available to the Company or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties by any of the Parent Parties or any other Person are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

Article IV
REPRESENTATIONS AND WARRANTIES OF ENPC

Except (i) as set forth on the disclosure schedules delivered by ENPC on the Execution Date (the “ENPC Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer and (ii) as disclosed in any ENPC SEC Document (excluding any disclosures included in any “risk factor” section of any such ENPC SEC Document or any other disclosures in any such ENPC SEC Document to the extent they are predictive, forward looking, non-specific and general in nature), ENPC hereby represents and warrants to the Company, as of the Execution Date, as follows:

4.1           Organization and Qualification. ENPC (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on ENPC (an “ENPC Material Adverse Effect”). ENPC has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as in effect on the Execution Date. As of the Closing, the Organizational Documents of ENPC have not been amended in any respect from those made available to the Company, except for any amendments expressly permitted by this Agreement and made in connection with this Agreement or the Transactions.

4.2           Capital Structure.

(a)            The authorized capital stock of ENPC consists of (i) 380,000,000 shares of Class A Common Stock, par value $0.0001 per share (“ENPC Class A Common Stock”), (ii) 1,000,000 shares of Class B Common Stock, par value $0.0001 per share (“ENPC Class B Common Stock”), (iii) 50,000,000 shares of Class F Common Stock, par value $0.0001 per share (“ENPC Class F Common Stock” and, together with the ENPC Class A Common Stock and the ENPC Class B Common Stock, the “ENPC Common Stock”), and (iv) 1,000,000 shares of preferred stock, par value $0.0001 per share (“ENPC Preferred Stock”). As of the Execution Date, (A) 42,014,000 shares of ENPC Class A Common Stock, 300,000 shares of ENPC Class B Common Stock, and 828,000 shares of ENPC Class F Common Stock are issued and outstanding (collectively, the “Outstanding ENPC Shares”), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no shares of ENPC Common Stock are held in the treasury of ENPC, (C) 10,503,500 ENPC Warrants to purchase 10,503,500 shares of ENPC Class A Common Stock are issued and outstanding (collectively, the “Outstanding ENPC Warrants”), of which 153,500 ENPC Warrants are ENPC Private Placement Warrants and (D) 10,503,500 shares of ENPC Class A Common Stock are reserved for future issuance pursuant to the Outstanding ENPC Warrants. There are no shares of ENPC Preferred Stock issued and outstanding. Each ENPC Warrant is exercisable for one share of ENPC Class A Common Stock at an exercise price of $11.50 per share of ENPC Class A Common Stock.

(b)            All Outstanding ENPC Shares and Outstanding ENPC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Encumbrances other than transfer restrictions under applicable securities laws and the Organizational Documents of ENPC.

(c)            Except for securities issued by ENPC as permitted by this Agreement and the ENPC Warrants, ENPC has not issued any options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ENPC or obligating ENPC to issue or sell any shares of capital stock of, or other equity interest in, ENPC. All shares of ENPC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. ENPC is not a party to, or otherwise bound by, and ENPC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. ENPC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of ENPC Common Stock or any of the equity interests or other securities of ENPC. Other than the Redemption Offer, there are no outstanding contractual obligations of ENPC to repurchase, redeem or otherwise acquire any shares of ENPC Common Stock. There are no outstanding contractual obligations of ENPC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

4.3           Authorization; Binding Agreement. ENPC has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby (other than the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of ENPC Common Stock as of the record date of the Special Meeting, and the filing and recordation of appropriate merger documents as required by the DGCL). The execution and delivery of this Agreement and each Ancillary Document to which ENPC is or will be a party, and the consummation of the Transactions and the transactions contemplated thereby, have been duly and validly authorized by the ENPC Board in accordance with the Organizational Documents of ENPC and applicable Laws, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties to this Agreement and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of ENPC, enforceable against ENPC in accordance with its terms, subject to the Enforceability Exceptions.

4.4           No Violations; Consents and Approvals.

(a)            The execution and delivery by ENPC of this Agreement and the Ancillary Documents to which it is a party does not, and the performance by ENPC of this Agreement and each such Ancillary Document will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of, any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of ENPC to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of ENPC under, any provision of (i) the Organizational Documents of ENPC, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which ENPC is a party or by which the properties or assets of ENPC are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 4.4(c) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to ENPC or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, an ENPC Material Adverse Effect.

(b)            ENPC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of ENPC or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which ENPC is a party or by which ENPC or any properties or assets of ENPC is bound, except for defaults or violations that have not had, individually or in the aggregate, an ENPC Material Adverse Effect.

(c)            No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which ENPC is now a party or by which ENPC or any properties or assets of ENPC is bound is required to be obtained or made by ENPC in connection with the execution and delivery of this Agreement by ENPC or the consummation by ENPC of the Transactions applicable to it, other than the ENPC Stockholder Approval and Immaterial Consents.

4.5           SEC Filings; Financial Statements.

(a)            ENPC has made available to the Company (including via the EDGAR system) a true and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by ENPC with the SEC since its initial registration of the ENPC Common Stock (the “ENPC SEC Documents”). Each of the ENPC SEC Documents has been timely filed (except as disclosed in a Notification of Late Filing filed by ENPC with the SEC) or furnished and, as of their respective dates, each of the ENPC SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act or any other applicable Law, as the case may be, in each case, to the extent applicable to such ENPC SEC Documents, and none of the ENPC SEC Documents contained, when filed or, if amended or superseded, as of the date of such amendment or filing that superseded the initial filing with respect to those disclosures that are amended or superseded, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. ENPC has timely filed (except as disclosed in a Notification of Late Filing filed by ENPC with the SEC) each report, statement, schedule, prospectus, and registration statement that ENPC was required to file with the SEC since its inception. ENPC has made available (including via the EDGAR system) to the Company all material correspondence between the SEC on the one hand, and ENPC or any of its Subsidiaries, on the other hand, since the initial registration of the ENPC Common Stock. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the ENPC SEC Documents. To ENPC’s Knowledge, (A) none of the ENPC SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any ENPC SEC Document.

(b)            The financial statements of ENPC included in the ENPC SEC Documents complied, and in the case of financial statements filed following the Execution Date will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the Execution Date will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of ENPC as of their respective dates and the results of operations and the cash flows of ENPC for the periods presented therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have an ENPC Material Adverse Effect). ENPC has no off-balance sheet arrangements that are not disclosed in the ENPC SEC Documents. No financial statements other than those of ENPC are required by GAAP to be included in the consolidated financial statements of ENPC.

(c)            ENPC makes and keeps books, records and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Except as not required in reliance on exemptions from various reporting requirements by virtue of ENPC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or “smaller reporting company” within the meaning of the Exchange Act, and except as otherwise disclosed in ENPC SEC Documents, ENPC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ENPC in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

(d)            ENPC does not have any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of ENPC’s business or included in the ENPC SEC Documents.

(e)            ENPC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

4.6           No Indebtedness. Except for the Sponsor Loans and any revolving credit facility or term loan that ENPC enters into in accordance with Section 6.2(b)(iv), ENPC has no Indebtedness.

4.7           Compliance with Laws. Since the date of its incorporation, ENPC has been in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had, individually or in the aggregate, an ENPC Material Adverse Effect. ENPC has not received any written communication since the date of its incorporation from a Governmental Entity that alleges that ENPC is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have an ENPC Material Adverse Effect.

4.8           Litigation. Except for such matters as have not had, individually or in the aggregate, an ENPC Material Adverse Effect, there is no (a) Proceeding pending, or, to ENPC’s Knowledge, threatened against ENPC or (b) judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against ENPC. To ENPC’s Knowledge, as of the Execution Date, no officer or director of ENPC is a defendant in any material Proceeding in connection with his or her status as an officer or director of ENPC. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity in effect to which ENPC or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of ENPC or any of its Subsidiaries as currently conducted.

4.9           Certain Contracts and Arrangements. The lists of exhibits contained in the ENPC SEC Documents sets forth a true and complete list, as of the date of this Agreement, of (a) each agreement to which ENPC is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the Securities Act if such a registration statement was filed by ENPC on the date of this Agreement; (b) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of ENPC’s business on a consolidated basis is conducted; (c) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of ENPC and its Subsidiaries and (d) any contract that includes any Affiliate of ENPC (other than a Subsidiary of ENPC) as a counterparty (collectively, the “ENPC Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, an ENPC Material Adverse Effect, ENPC is not in breach or default under any ENPC Contract nor, to ENPC’s Knowledge as of the date of this Agreement, is any other party to any such ENPC Contract in breach or default thereunder.

4.10         Solvency. ENPC is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of ENPC. Assuming (a) that the representations and warranties of the Company contained in Article III are true and correct in all material respects (disregarding for these purposes any materiality qualifiers or references to “Company Material Adverse Effect”) and (b) that the projections and other forecasts for the Grey Rock Entities and related estimates, plans and budget information made available to ENPC are true and correct in all material respects, and at the Closing, and after giving effect to the Transactions, each of the Parent Parties and the Grey Rock Entities (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

4.11         Board Approval; Vote Required. The ENPC Board has declared the advisability of the Transactions in accordance with applicable Law and as required by ENPC’s Organizational Documents and approved this Agreement and the Transactions and determined that the Transactions are in the best interests of ENPC and its stockholders, and has determined to recommend that holders of ENPC Common Stock vote in favor of the Transactions. The vote of holders of ENPC’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”) include (a) the affirmative vote of a majority of the outstanding shares of ENPC Common Stock, voting as a single class, cast at the Special Meeting, (b) the affirmative vote or written consent of a majority of the outstanding shares of ENPC Class B Common Stock, voting as a single class, and (c) the affirmative vote or written consent of a majority of the outstanding shares of ENPC Class F Common Stock (the vote of the holders of ENPC’s capital stock referred to above for the Business Combination Proposal in this Section 4.11, the “ENPC Stockholder Approval”). The ENPC Stockholder Approval is the only vote of the holders of any class or series of ENPC’s capital stock necessary to approve the Transactions.

4.12         Listing. The issued and outstanding shares of ENPC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “ENPC.” There is no Proceeding pending or, to ENPC’s Knowledge, threatened against ENPC by the NYSE or the SEC with respect to any intention by such entity to deregister the ENPC Class A Common Stock or prohibit or terminate the listing of ENPC Common Stock on the NYSE. ENPC has taken no action that is designed to terminate the registration of ENPC Common Stock under the Exchange Act. As of the Closing and prior to the First Merger Effective Time, the ENPC Class A Common Stock shall be listed for trading on the NYSE. Immediately prior to the Second Merger Effective Time, the Parentco Common Stock and Parentco Warrants constituting the Aggregate Transaction Consideration shall be approved for listing on the NYSE, subject to official notice of issuance thereof.

4.13         Brokers. Except as set forth in Schedule 4.13, ENPC has not incurred nor will it incur any liability for any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated hereby.

4.14         Trust Account. As of April 30, 2022, ENPC had approximately $414,144,026.39 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

4.15         Information Supplied. None of the information supplied or to be supplied by ENPC for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be sent to the stockholders of ENPC relating to the ENPC Stockholder Approval, will, at the date mailed to the stockholders of ENPC or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, ENPC makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied or to be supplied by the Grey Rock Entities for inclusion or incorporation by reference in the Proxy Statement/Prospectus or (b) any projections or forecasts included in the Proxy Statement/Prospectus.

4.16         Absence of Certain Changes or Events. Since December 31, 2021, (a) there has not been any event, change, effect or development that, individually or in the aggregate, had an ENPC Material Adverse Effect, and (b) ENPC and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

4.17         Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to ENPC have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by ENPC (or for which ENPC may be liable) have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to ENPC have been satisfied in full. There are no Encumbrances (other than Encumbrances for Taxes that are not yet delinquent) on any of the assets of ENPC that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)            There is no material Proceeding currently pending, or threatened in writing by a Governmental Entity, against ENPC in respect of any Tax or Tax Return.

(c)            There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by ENPC.

(d)            There is no outstanding material claim, assessment or deficiency against ENPC for any Taxes that has been asserted in writing by any Governmental Entity.

(e)            No written claim or nexus inquiry has been made by any Governmental Entity to ENPC in a jurisdiction where ENPC does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by ENPC.

(f)             ENPC is not a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of Taxes, other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to the apportionment, sharing, assignment or allocation of Tax.

(g)            ENPC has not been a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of ENPC, or as a transferee or successor, by contract or otherwise.

(h)            ENPC has not participated, nor is ENPC currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(i)             Each of ENPC and Parentco is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

(j)             ENPC will not be required to include any item of income, or exclude any deduction or other Tax benefit in the computation of taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as that term is defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. ENPC has not made an election under Section 965(h) of the Code to defer the payment of any liability for income Taxes.

(k)            ENPC has not received, has not requested, is not a party to, and is not bound by any closing agreement, offer in compromise, ruling, technical advice memorandum or any similar agreement or ruling relating to Taxes, in each case with or issued by any Governmental Entity that will have continued application to ENPC following the Closing.

(l)             ENPC has (i) properly complied with all applicable Laws if ENPC has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(m)           Neither ENPC nor Parentco has any knowledge of any fact or circumstance that would reasonably be likely to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment.

4.18         Investment Company Act. ENPC is not an “investment company” within the meaning of the Investment Company Act of 1940.

4.19         No Additional Representations.

(a)            Except for the representations and warranties made in this Article IV or any other Ancillary Document (as modified by the ENPC Disclosure Schedules) and in Article V or any other Ancillary Document, neither ENPC nor any other Person on behalf of ENPC makes any express or implied representation or warranty with respect to ENPC or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and ENPC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by ENPC in this Article IV or any other Ancillary Document and the representations and warranties made by Parentco and the Merger Subs in Article V or any other Ancillary Document, neither ENPC nor any other Person on behalf of ENPC makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)            Notwithstanding anything contained in this Agreement to the contrary, ENPC acknowledges and agrees that none of the Grey Rock Entities or any other Person has made or is making any representations or warranties relating to the Grey Rock Entities whatsoever, express or implied, beyond those expressly given by the Company in Article III or any other Ancillary Document, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Grey Rock Entities furnished or made available to ENPC or any of its Representatives. Without limiting the generality of the foregoing, ENPC acknowledges that no representations or warranties by any of the Grey Rock Entities or any other Person are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to ENPC or any of its Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

Article V
REPRESENTATIONS AND WARRANTIES OF
PARENTCO AND THE MERGER SUBS

Each of Parentco and the Merger Subs hereby represents and warrants to the Company, as of the Execution Date, as follows:

5.1           Organization, Standing and Power. Parentco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, the ENPC Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Company Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parentco and the Merger Subs (a) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (b) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect. Each of Parentco and the Merger Subs has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as in effect on the Execution Date. As of the Closing, the Organizational Documents of Parentco and the Merger Subs have not been amended in any respect from those made available to the Company, except for any amendments made expressly permitted by this Agreement and in connection with this Agreement or the Transactions.

5.2           Capital Structure.

(a)            The authorized capital stock of Parentco consists of 1,000 shares of Parentco Common Stock. 1,000 shares of Parentco Common Stock are issued and outstanding. The outstanding shares of Parentco Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by ENPC free and clear of all Encumbrances, other than transfer restrictions under applicable securities Laws and ENPC’s and Parentco’s respective Organizational Documents. ENPC is the sole stockholder of Parentco.

(b)            The shares of Parentco Common Stock to be issued in accordance with Section 2.12 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(c)            The authorized capital stock of ENPC Merger Sub consists of 1,000 shares of common stock, par value $0.01 (“ENPC Merger Sub Shares”). 1,000 ENPC Merger Sub Shares are issued and outstanding (the “Outstanding ENPC Merger Sub Shares”). All Outstanding ENPC Merger Sub Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parentco free and clear of all Encumbrances, other than transfer restrictions under applicable securities Laws and Parentco’s and ENPC Merger Sub’s respective Organizational Documents. Parentco is the sole stockholder of ENPC Merger Sub.

(d)            The authorized equity interests of Company Merger Sub consists of 100 (“Company Merger Sub Units”). 100 Company Merger Sub Units are issued and outstanding (the “Outstanding Company Merger Sub Units”). All Outstanding Company Merger Sub Units have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parentco free and clear of all Encumbrances, other than transfer restrictions under applicable securities Laws and Parentco’s and Company Merger Sub’s respective Organizational Documents. Parentco is the sole member of Company Merger Sub.

(e)            Except as contemplated by this Agreement, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of Parentco or the Merger Subs or obligating Parentco or the Merger Subs to issue or sell any shares of capital stock of, or other equity interests in, Parentco or the Merger Subs, (ii) none of Parentco or the Merger Subs is a party to, or otherwise bound by, and Parentco and the Merger Subs have not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Parentco Common Stock, ENPC Merger Sub Shares or Company Merger Sub Units or any of the equity interests or other securities of Parentco or the Merger Subs. As of the Execution Date, (x) except for the Merger Subs, Parentco does not own any equity interests in any Person and (y) the Merger Subs do not own any equity interests in any Person.

5.3           Authorization; Binding Agreement. Each of Parentco and the Merger Subs has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution and delivery of this Agreement and each Ancillary Document by Parentco and the Merger Subs and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or limited liability company action, as the case may be, and no other company proceedings on the part of Parentco or the Merger Subs are necessary to authorize this Agreement, each such Ancillary Document or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by ENPC, as the sole stockholder of Parentco, and by Parentco, as the sole stockholder of ENPC Merger Sub and the sole member of Company Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Parentco Common Stock and the amendment and restatement of the Parentco Organizational Documents pursuant to this Agreement, the approval of ENPC, as the sole stockholder of Parentco). This Agreement has been, and each Ancillary Document when delivered shall be, duly and validly executed and delivered by Parentco and the Merger Subs and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties to this Agreement and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Parentco and the Merger Subs, enforceable against each in accordance with its terms, subject to the Enforceability Exceptions.

5.4           No Violations; Consents and Approvals.

(a)            The execution and delivery by Parentco and the Merger Subs of this Agreement and the Ancillary Documents to which it is a party does not, and the performance by Parentco and the Merger Subs of the Agreement and each such Ancillary Document will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Parentco and the Merger Subs to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parentco and the Merger Subs under, any provision of (i) the Organizational Documents of Parentco and the Merger Subs, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parentco or any of the Merger Subs is a party or by which the properties or assets of Parentco and the Merger Subs are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 5.4(c) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to Parentco and the Merger Subs or any of their properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Material Adverse Effect.

(b)            Neither Parentco nor any Merger Sub is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Parentco and the Merger Subs or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parentco or the Merger Subs is a party or by which Parentco or the Merger Subs or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, a Material Adverse Effect.

(c)            No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parentco or the Merger Subs is now a party or by which Parentco or the Merger Subs or any of its properties or assets is bound is required to be obtained or made in connection with the execution and delivery of this Agreement by Parentco and the Merger Subs or the consummation by Parentco and the Merger Subs of the Transactions applicable to it, other than the ENPC Stockholder Approval and Immaterial Consents.

5.5           Board Approval; Vote Required.

(a)            The Parentco Board, by resolutions duly adopted by unanimous written consent or unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions, including the First Merger and the Second Merger, are fair to and in the best interests of Parentco and ENPC, as the sole stockholder of Parentco, (ii) approved and adopted this Agreement, the Ancillary Documents and the Transactions and (iii) recommended the approval and adoption of this Agreement and the Transactions by ENPC, as the sole stockholder of Parentco.

(b)            Parentco, in its capacity as the sole stockholder of ENPC Merger Sub, by resolutions duly adopted by written consent, has approved and adopted this Agreement, the Ancillary Documents, and the other Transactions, including the First Merger, in each case to the extent applicable to ENPC Merger Sub.

(c)            Parentco, in its capacity as the sole member of Company Merger Sub, by resolutions duly adopted by written consent, has approved and adopted this Agreement, the Ancillary Documents, and the other Transactions, including the Second Merger, in each case to the extent applicable to Company Merger Sub.

5.6           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Parentco and the Merger Subs in connection with the execution and delivery of this Agreement or the consummation by Parentco and the Merger Subs of the Transactions applicable to them, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by Parentco and the Merger Subs or the Ultimate Parent Entity of Parentco and the Merger Subs, (b) such filings and approvals as may be required by NYSE, the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement/Prospectus and (c) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Material Adverse Effect.

5.7           Compliance with Laws. Since the date of Parentco’s and the Merger Subs’ respective incorporation or formation, as applicable, Parentco and the Merger Subs have been in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had, individually or in the aggregate, a Material Adverse Effect. Parentco and the Merger Subs have not received any written communication since the date of their inception from a Governmental Entity that alleges that Parentco and the Merger Subs are not in compliance with or are in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Material Adverse Effect.

5.8           No Prior Operations; Post-Closing Operations. Parentco and the Merger Subs were formed for the sole purposes of entering into this Agreement and the Ancillary Documents to which they are party and engaging in the Transactions. Since the date of the Parentco Organizational Documents, the ENPC Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents, as the case may be, neither Parentco nor the Merger Subs has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Documents or in furtherance of the Transactions. Neither Parentco nor the Merger Subs has any employees or liabilities under any Employee Benefit Plan. Parentco and Company Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company after the Closing under applicable Law, including the rules and regulations of the Governmental Entity that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude ENPC’s ability to obtain any Company Permits necessary for Parentco to conduct the business of the Company.

5.9           Brokers. Except as set forth in Schedule 5.9, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party.

5.10         Information Supplied. None of the information supplied or to be supplied by or relating to Parentco and the Merger Subs for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be sent to the stockholders of ENPC relating to the ENPC Stockholder Approval, will, at the date mailed to the stockholders of ENPC or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Parentco and the Merger Subs make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied or to be supplied by the Grey Rock Entities for inclusion or incorporation by reference in the Proxy Statement/Prospectus or (b) any projections or forecasts included in the Proxy Statement/Prospectus.

5.11         No Additional Representations.

(a)            Except for the representations and warranties made in Article IV or any other Ancillary Document and in this Article V or any other Ancillary Document, neither Parentco nor the Merger Subs nor any other Person on behalf of Parentco or the Merger Subs makes any express or implied representation or warranty with respect to Parentco and the Merger Subs or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Ancillary Documents or the Transactions, and each of Parentco and the Merger Subs hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parentco and the Merger Subs in this Article V or any other Ancillary Document and by ENPC in Article V or any other Ancillary Document, neither Parentco nor the Merger Subs nor any other Person on behalf of Parentco or the Merger Subs makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or the Ancillary Documents or in the course of the Transactions.

(b)            Notwithstanding anything contained in this Agreement or the Ancillary Documents to the contrary, Parentco and the Merger Subs acknowledge and agree that none of the Grey Rock Entities nor any other Person has made or is making any representations or warranties relating to (i) the Grey Rock Entities whatsoever, express or implied, beyond those expressly given by the Company in Article III or any other Ancillary Document, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Grey Rock Entities furnished or made available to Parentco and the Merger Subs or any Representative of Parentco and the Merger Subs. Without limiting the generality of the foregoing, Parentco and the Merger Subs acknowledge that no representations or warranties are made by any Grey Rock Entity or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to or made by Parentco and the Merger Subs or any of their respective Representatives, any Grey Rock Entity or any other Person (including in any online data room, management presentations or in any other form in expectation of, or in connection with, the Transactions).

Article VI
COVENANTS AND AGREEMENTS

6.1           Conduct of Company Business Pending the Closing. Except (u) as set forth on Schedule 6.1 of the Company Disclosure Schedules, (v) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Transactions), (w) as may be required by applicable Law or the terms of any Material Company Contract, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that the Company promptly notifies ENPC of the same) or (z) as otherwise consented to by ENPC in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)            The Company covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, it shall cause each of the Grey Rock Entities to (i) conduct its businesses in the ordinary course and (ii) use reasonable best efforts to (A) preserve intact its present business organization, (B) maintain in effect its material Oil and Gas Properties and Company Permits, (C) retain its current officers and (D) preserve its relationships with its key customers and suppliers; and

(b)            without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, the Company shall cause the Grey Rock Entities not to (other than as set forth in Schedule C):

(i)	(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Interests in any Grey Rock Entity, other than the Permitted Distributions, (B) split, combine or reclassify any Interests in any Grey Rock Entity, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Interests in any Grey Rock Entity;

(ii)	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in any Grey Rock Entity or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, in each case, other than to the Company;

(iii)	amend or propose to amend the Organizational Documents of any Grey Rock Entity;

(iv)	(A) merge, consolidate, combine or amalgamate with any Person, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (I) pursuant to an agreement of a Grey Rock Entity in effect on the date of this Agreement that is a Material Company Contract, (II) acquisitions in the ordinary course of business for which the consideration does not exceed $7,500,000 in the aggregate and (III) swaps and licenses in the ordinary course of business consistent with past practice (clauses (I)-(III), collectively, “Permitted Acquisitions”) or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than any other Grey Rock Entity), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

(v)	sell, lease, abandon, encumber or otherwise dispose of, or agree to sell, lease, abandon, encumber or otherwise dispose of, any material portion of its assets or properties, other than (A) items constituting Permitted Encumbrances, or (B) (I) pursuant to an agreement of a Grey Rock Entity in effect on the date of this Agreement that is a Material Company Contract or (II) sales, swaps, leases or dispositions (x) for which the consideration is $7,500,000 or less and (y) made in the ordinary course of business (clauses (I) and (II), “Permitted Dispositions”);

(vi)	consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any Grey Rock Entity;

(vii)	change in any material respect the material accounting principles, practices or methods of a Grey Rock Entity, except as required by GAAP or applicable Law;

(viii)	except as otherwise done pursuant to an acquisition permitted by Section 6.1(b)(iv) or as required by a change in applicable Law, (A) make, change or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where a Grey Rock Entity has the authority to make such binding election), (B) settle or compromise any material Proceeding relating to Taxes of any Grey Rock Entity, (C) change in any material respects any methods of reporting income or deductions for income Tax purposes for any Grey Rock Entity from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years, (D) amend, modify or otherwise change in a manner inconsistent with past practice any filed material Tax Return in any material respect, (E) enter into any material closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or enter into any material Tax sharing agreement, (F) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (G) file any material Tax Return of a Grey Rock Entity in a manner that is inconsistent with the past practices of such Grey Rock Entity, or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(ix)	(A) establish or adopt any Employee Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Employee Benefit Plan if in effect on the Execution Date or (B) hire or otherwise enter into any employment or consulting agreement or arrangement with any employee, officer, director or other service provider;

(x)	incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any Encumbrances on any property or assets of any Grey Rock Entity in connection with any Indebtedness thereof, other than Permitted Encumbrances; but excluding the incurrence of Indebtedness (A) constituting borrowings in an amount not to exceed $5,000,000 in the aggregate or (B) by any Grey Rock Entity that is owed to any other Grey Rock Entity or (C) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (B) above;

(xi)	(xi) (A) enter into any contract that would be a Material Company Contract other than in the ordinary course of business, in which case such Material Company Contract shall be made available by Company to the Company, (B) modify, amend, terminate or assign, waive or assign any material right or benefit under, any Material Company Contract other than in the ordinary course of business, or (C) enter into any joint venture or other entity that will be treated as a partnership for tax purposes;

(xii)	settle or offer or propose to settle, any Proceeding (other than a Proceeding relating to Taxes) involving the payment of monetary damages by a Grey Rock Entity of any amount exceeding $500,000 in the aggregate; or if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief or (B) involves an admission of criminal wrongdoing by a Grey Rock Entity;

(xiii)	authorize or make capital expenditures that exceed an amount greater than $17,500,000 in the aggregate, except for capital expenditures (A) made in response to authorizations for expenditures for Oil and Gas Properties received in the ordinary course of business, (B) to repair damage resulting from insured casualty events or (C) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xiv)	take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions;

(xv)	take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xvi)	agree or commit to take any action that is prohibited by this Section 6.1(b).

6.2           Conduct of the Parent Parties’ Businesses Pending the Closing. Except (u) as set forth on Schedule 6.2 of the ENPC Disclosure Schedules, (v) as expressly contemplated or permitted by this Agreement, (w) as may be required by applicable Law, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that ENPC promptly notifies the Company of the same) or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)            each of the Parent Parties covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, it shall conduct its businesses in the ordinary course and use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers and directors; and

(b)            without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, the Parent Parties shall not:

(i)	amend or propose to amend (A) the Organizational Documents of any Parent Party or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)	offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in any Parent Party, other than issuances of any Interests in a directly or indirectly wholly-owned Subsidiary of ENPC to ENPC or another directly or indirectly wholly-owned Subsidiary of ENPC;

(iii)	(A) split, combine or reclassify any Interests in ENPC or any other Parent Party, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in ENPC or any other Parent Party, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in ENPC or any other Parent Party, other than in connection with the Redemption Offer, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ENPC or any other Parent Party;

(iv)	(A) create, incur, guarantee or assume any Indebtedness (other than with respect to the Additional Sponsor Loans up to $3,500,000 and the entry into of a revolving credit facility or term loan the proceeds of which may be used to fund all or part of the working capital needs of the Parent Parties or any of their respective Subsidiaries following the Closing on terms and conditions reasonably acceptable to the Company) or otherwise become liable or responsible for the obligations of any other Person, or (B) create, incur, guarantee or assume any Indebtedness (including Sponsor Loans) that are convertible into securities of any Parent Party;

(v)	(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or division of a business organization, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (C) make any loans, advances or capital contributions to, or investments in, any Person;

(vi)	take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(vii)	agree or commit to do any of the foregoing.

6.3           No Hindrance. Each Party covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, it will not take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions.

6.4           Access to Information.

(a)            ENPC shall afford to the Company and its Representatives, during the period beginning on the Execution Date and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Parent Parties and to their books, records, contracts and documents and shall furnish reasonably promptly to the Company and its Representatives such information concerning their and their Subsidiaries’ respective business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Company.

(b)            The Company shall, and shall cause the Grey Rock Entities to, afford to ENPC and its Representatives, during the period beginning on the Execution Date and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, agents, properties, offices and other facilities of the Grey Rock Entities and to their books, records, contracts and documents and shall, and shall cause the Grey Rock Entities to, furnish reasonably promptly to ENPC and its Representatives such information concerning the business, properties, contracts and records of the Grey Rock Entities as may be reasonably requested, from time to time, by or on behalf of ENPC or the other Parent Parties.

(c)            Each Party and its Representatives shall exercise any access rights described in clauses (i) and (ii) in such a manner as not to interfere unreasonably with the business or operations of the Person providing access or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of such other Person of their normal duties. Notwithstanding the foregoing provisions of this Section 6.4, (A) no Party or its Subsidiaries shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of their respective Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement and (B) no Party or its Representatives shall have access to personnel records of another Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information, the disclosure of which, in such other Party’s good faith opinion, could subject such disclosing Party or any of its Subsidiaries to risk of liability. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the Transactions, and all information obtained by ENPC, the Company and their Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

(d)            Except as provided in the following sentence, each Party agrees to indemnify, defend and hold harmless each Party providing access and such Party’s Affiliates and its and their respective Representatives from any and all claims, losses, obligations and liabilities incurred by such Party providing access, its Affiliates or its or their respective Representatives arising as a result of actions taken by such indemnifying Party or its Representatives pursuant to the access rights under this Section 6.4. The foregoing indemnification shall not apply to any such claims, losses, obligations or liabilities as are caused by the willful misconduct or gross negligence of the Party providing access, its Affiliates or its or their respective Representatives.

6.5           HSR and Other Approvals.

(a)            Each of the Parties shall: (i) cooperate with each other in timely making all filings required under this Agreement to complete the Transactions, (ii) cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Entities as necessary or appropriate to consummate the Transactions, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested by such Governmental Entity. The Company shall notify ENPC if: (A) after the date of this Agreement, the Company obtains Knowledge that any investigation or review by any Governmental Entity with respect to any Grey Rock Entity is commenced or threatened, other than those the outcome of which is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) a Grey Rock Entity receives any written communication after the Execution Date from a Governmental Entity that alleges that a Grey Rock Entity is not in compliance with, in all material respects, or is in default or violation, in any material respect, of, any applicable Law. The Parent Parties shall notify the Company if: (A) after the date of this Agreement, the Parent Parties obtain Knowledge that any investigation or review by any Governmental Entity with respect to any Parent Party is commenced or threatened, other than those the outcome of which is not reasonably expected to have, individually or in the aggregate, an ENPC Material Adverse Effect, or (B) a Parent Party receives any written communication after the Execution Date from a Governmental Entity that alleges that a Parent Party is not in compliance with, in all material respects, or is in default or violation, in any material respect, of, any applicable Law. Nothing in this Section 6.5(a) shall require either Party to share information reflecting the value of the Transactions or subject to any applicable privilege unless the Parties have entered into a mutually agreeable joint defense agreement.

(b)            If a filing is required by the HSR Act, the Parent Parties shall or shall cause their Ultimate Parent Entity to and the Company shall or shall cause its Ultimate Parent Entity to: (i) as promptly as practicable and in any event no later than ten (10) Business Days after the date of this Agreement, file, or cause to be filed (and not withdraw), a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions; and (ii) use its reasonable best efforts to (A) respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and (C) avoid each and every impediment under the HSR Act with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the End Date).

(c)            No Party shall take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

6.6           Indemnification of Directors and Officers.

(a)            Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the Execution Date or otherwise, from the Closing and until the six year anniversary of the Closing, Parentco shall, and shall cause the Second Surviving Company and the Property Entities to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a manager or officer of any Grey Rock Entity or is or was serving at the request of a Grey Rock Entity as a manager, director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a manager or officer of a Grey Rock Entity or is or was serving at the request of a Grey Rock Entity as a director, manager or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parentco shall, or shall cause a Subsidiary of Parentco to, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain any Parent Party’s regularly engaged legal counsel or other counsel satisfactory to them, and Parentco shall, or shall cause a Subsidiary of Parentco to, pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor accompanied by reasonable supporting documentation are received and (ii) Parentco shall, and shall cause the Second Surviving Company to, use their respective reasonable best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.6, upon learning of any such Proceeding, shall notify Parentco or the Second Surviving Company (but the failure so to notify shall not relieve Parentco from any obligations that it may have under this Section 6.6 except to the extent such failure materially prejudices Parentco’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parentco, the Second Surviving Company or any Property Entity under this Section 6.6, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parentco (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parentco or the Indemnified Person within the last three (3) years.

(b)            None of Parentco or any of its Subsidiaries (including the First Surviving Company and the Second Surviving Company) shall, or shall permit any of their respective Subsidiaries, to amend, repeal or otherwise modify any provision in the Organizational Documents of any Grey Rock Entity in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law.

(c)            Subject to the following sentence, Parentco shall, and shall cause the Second Surviving Company and the Property Entities to, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.6(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.6 or under any Organizational Documents. Each Indemnified Person shall agree to refund all such amounts so paid by Parentco if it shall ultimately be determined by a final and non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder or thereunder.

(d)            In the event that Parentco, the Second Surviving Company, any Property Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such entity, as applicable, shall assume, or otherwise be bound by the obligations set forth in this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or expense advancement pursuant to this Section 6.6, and such Person’s heirs and Representatives.

6.7           Agreement to Defend. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

6.8           Confidentiality; Public Announcements.

(a)            ENPC and the Company acknowledge that the information being provided to them in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall continue to apply to all confidential information furnished hereunder or thereunder and any other activities contemplated hereby until terminated as set forth therein.

(b)            The Parties shall issue a joint press release promptly following the execution of this Agreement, in form and substance mutually agreeable to the Parties. Following the Execution Date, a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law (including the Proxy Statement/Prospectus and any offering or other documents prepared in connection with any financing by any Party) subject to such Party using reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same. No provision of this Agreement shall be deemed to restrict in any manner (a) any Party’s ability to communicate with its employees and financial and legal advisors in connection with the Transactions or the fact that the such Party has entered into this Agreement or (b) any Party’s ability to communicate with its equityholders and other investors (including future investors) the fact that such Party has entered into this Agreement. Except as provided in the foregoing provisions of this Section 6.8, the Parties will not, and will cause their respective Representatives not to, issue any other public announcements or make other public disclosures regarding this Agreement (including with respect to the execution of this Agreement) or the transactions contemplated hereby, without the prior written approval of the Company, in the case of a public announcement by ENPC or any other Parent Party, or ENPC, in the case of a public announcement by the Company.

6.9            Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, ENPC, on the one hand, and the Company, on the other hand, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, a Company Material Adverse Effect, an ENPC Material Adverse Effect or Material Adverse Effect on any other Party, any Parent Party or any Property Entity, as the case may be, but the failure to so promptly advise in accordance with the foregoing shall not affect the rights or remedies of any Party to this Agreement. Except with respect to the HSR Act as provided in Section 6.5, the Parent Parties, on the one hand, and the Company, on the other hand, shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions; provided, however, that materials provided to the another Party or its outside counsel may be redacted to remove references concerning the valuation of any Party and its Subsidiaries or as necessary to address reasonable privilege concerns. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to Control or direct the other Parties and their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete Control and supervision over its and its Subsidiaries’ respective operations.

6.10         Tax Matters.

(a)            The Company shall be responsible for all Company Taxes, including any Taxes arising from the Company Pre-Closing Transactions, but specifically excluding any Taxes under Sections 6221 through 6224 of the Code. From the Execution Date until the Closing Date, the Company shall be responsible for preparing and filing, or causing to be prepared and timely filed, all Tax Returns of the Company or the Property Entities that are required to be filed after the Execution Date but on or prior to the Closing Date. All Tax Returns described in this Section 6.10(a) shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law or this Agreement). The Company shall pay, and cause the Property Entities to pay, any Taxes reflected on such Tax Returns (other than, for the avoidance of doubt, Taxes with respect to Flow-Through Tax Returns for Tax periods ending on or before the Closing Date) described in this Section 6.10(a) and the Company shall be responsible for any failure to file such Tax Returns and to make such payments.

(b)            Parentco or the Second Surviving Company shall prepare, or cause to be prepared, and timely file all Tax Returns required to be filed by the Company or the Property Entities (other than the Tax Returns set forth in Section 6.10(a)) which, for the avoidance of doubt, shall include any Tax Return required to be filed by the Company or the Property Entities after the Closing Date. All Tax Returns described in this Section 6.10(b) with respect to a taxable period (or portion thereof) ending on or before the Closing Date shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law or this Agreement). Parentco shall pay or cause the Second Surviving Company or the Property Entities to pay any Taxes due with respect to such Tax Returns (other than, for the avoidance of doubt, Taxes with respect to Flow-Through Tax Returns for Tax periods ending on or before the Closing Date) described in this Section 6.10(b) and shall be responsible for any failure to file such Tax Returns and to make such payments.

(c)            The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(d)            Notwithstanding anything herein to the contrary, each of the Grey Rock Entities shall make a “push-out” election under Section 6226(a) of the Code (and any corresponding provision of state or local Law) with respect to any imputed underpayment with respect to any Tax period that does not begin on or after the Closing Date, and the Parties and their Affiliates shall take such actions as are necessary to effectuate such election.

(e)            The Parties shall not cause ENPC to engage in any transaction or make any election that would result in a liquidation of ENPC for U.S. federal income tax purposes within two years after the Closing Date.

6.11         Transfer Taxes. The Parties do not expect any Transfer Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement. To the extent that any Transfer Taxes are assessed, such Transfer Taxes will be borne by ParentCo other than Taxes as a result of issuing shares in any name other than that of the registered holder of the Company Certificates or ENPC Certificates. The Parties will cooperate in good faith in the filing of any Tax Returns with respect to Transfer Taxes and with respect to minimizing, to the extent permissible under Law, the amount of any Transfer Taxes.

6.12         Tax Reporting. The Parties intend, for U.S. federal income (and applicable state and local) tax purposes, that (a) the First Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to the extent that the applicable requirements are otherwise satisfied, (b) the Mergers taken together qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Sections 351 of the Code, and (c) the ENPC Recapitalization qualifies as a “recapitalization” described in Section 368(a)(1)(E) of the Code. Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of the Parties agrees not to make any tax filing or otherwise take any position inconsistent with the Mergers, taken together, qualifying as an exchange of the interests in ENPC and the Company described in Section 351 of the Code (the “Intended Tax Treatment”) and to cooperate with each other Party to make any filings, statements or reports required to effect, disclose or report the Mergers, taken together, as qualifying for the Intended Tax Treatment.

6.13            The Proxy Statement/Prospectus and the Special Meeting.

(a)            As promptly as reasonably practicable after the Execution Date, ENPC and the Company will prepare and ENPC and Parentco will file with the SEC a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Redemption Offer (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) in preliminary form. The ENPC Board Recommendation shall be included in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall also include the registration of shares of Parentco Common Stock and Parentco Warrants to be issuable as Aggregate Transaction Consideration and the registration of Parentco Common Stock issuable upon the exercise of any such Parentco Warrants. ENPC shall provide copies of the proposed final form of Proxy Statement/Prospectus to the Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and ENPC shall consider in good faith any comments of such Persons and shall make ENPC’s Representatives available to discuss such comments with such Persons. ENPC shall provide the Company with copies of any written comments and inform the Company of the material terms of any oral comments that ENPC or Parentco receives from the SEC or its staff with respect to the Proxy Statement/Prospectus promptly after the receipt of such comments and ENPC and the Company shall prepare any proposed written or material oral responses to such comments and ENPC shall give the Company a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and ENPC shall reasonably consider such comments in good faith. ENPC will cause the Proxy Statement/Prospectus to be transmitted to the holders of ENPC Common Stock and ENPC CAPS™ as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement/Prospectus.

(b)            ENPC will take, in accordance with applicable Law, NYSE rules, the rules of any other applicable stock exchange and the Organizational Documents of ENPC, all action necessary to call, hold and convene a special meeting of holders of ENPC Common Stock (including any adjournment or postponement, the “Special Meeting”) to consider and vote upon (i) the Business Combination Proposal, (ii) proposals relating to differences between the First Amended Charter and the certificate of incorporation of ENPC as in effect on the date of the Special Meeting (if required to be approved by ENPC’s stockholders), (iii) a proposal to approve and adopt the LTIP, (iv) such other proposals as reasonably agreed by ENPC and the Company to be necessary or appropriate in connection with the Transactions, and (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing ((i) through (v), collectively, the “Transaction Proposals”) as promptly as reasonably practicable after the filing of the Proxy Statement/Prospectus in definitive form with the SEC. Subject to any adjournment in accordance with this Section 6.13, ENPC will convene and hold the Special Meeting not later than 30 days following the mailing of the Proxy Statement/Prospectus to the holders of ENPC Common Stock. Once the Special Meeting to consider and vote upon the Transaction Proposals has been called and noticed, ENPC will not postpone or adjourn the Special Meeting without the consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that ENPC has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of ENPC Common Stock prior to the Special Meeting or (iii) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of ENPC Common Stock. Subject to Section 6.13(c), ENPC will take all reasonable lawful action to solicit ENPC Stockholder Approval of the Transaction Proposals. ENPC shall not terminate or withdraw the Redemption Offer, other than in connection with the valid termination of this Agreement or with the prior written consent of the Company.

(c)            The ENPC Board will recommend that the holders of ENPC Common Stock approve the Transaction Proposals (the “ENPC Board Recommendation”). Except as provided in the following sentence, the ENPC Board shall not withdraw, amend, qualify or modify the ENPC Board Recommendation (a “Change in Recommendation”). Notwithstanding the foregoing, (x) the ENPC Board may make a Change in Recommendation if it determines in good faith that a failure to make such Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (y) nothing in this Agreement shall prevent the ENPC Board from approving the termination of this Agreement in accordance with its terms. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (I) change the approval of this Agreement or any other approval of the ENPC Board or (II) relieve ENPC of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

6.14         Cooperation on Proxy Statement/Prospectus and Financing Matters.

(a)            Prior to the Closing and in connection with ENPC’s preparation of the Proxy Statement/Prospectus, any other filing required to be made by ENPC or Parentco with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Proxy Statement/Prospectus or other required filings, the Company shall use its reasonable best efforts to provide to ENPC, and shall cause each of the Property Entities to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by ENPC that is customary in connection with the preparation of the Proxy Statement/Prospectus and such other filings or responses to SEC comments (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Grey Rock Entities), which reasonable best efforts shall include, among other things, obtaining the consents of any auditor to the inclusion of the Grey Rock Funds Financial Statements in the Proxy Statement/Prospectus and other filings with the SEC. The Company hereby consents, on behalf of itself and on behalf of the Property Entities, to ENPC’s use of any audited or unaudited financial statements relating to the Grey Rock Entities or entities or businesses acquired by the Grey Rock Entities reasonably requested by ENPC to be used in the Proxy Statement/Prospectus and any other filings that ENPC or Parentco makes with the SEC.

(b)            Prior to the Closing, each Party shall use its reasonable best efforts to provide to the other Parties, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, in each case, at such requesting Party’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by such Party that is customary in connection with completing any financing activities, including (i) any Parent Party obtaining a revolving credit facility or term loan or (ii) any other financing activities permitted pursuant to Section 6.1 or Section 6.2, as applicable, and including any activities related to obtaining such consents as are required to be obtained in connection with any such financing activities (provided that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party or any of the Property Entities), which reasonable best efforts shall include, among other things, (A) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Property Entities or any Party (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of any Grey Rock Entities or Parent Parties) customary for such financing activities, to the extent reasonably available, (B) causing senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing activities, (C) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection any such financing activities, (D) using reasonable best efforts to obtain legal opinions reasonably requested by another Party in order to consummate such financing activities, (E) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by another Party or any financing sources of such other Party to permit the consummation of such financing activities and (F) cooperating with requests for due diligence to the extent customary and reasonable; notwithstanding the foregoing, no obligation of any Party or any of its Subsidiaries under any such agreement, certificate, document or instrument shall be effective until the Closing and no Party or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any financing activities of another Party.

(c)            Any Party requesting cooperation from another Party pursuant to this Section 6.14 shall promptly, upon request by such cooperating Party, reimburse such cooperating Party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by such cooperating Party or any of its Subsidiaries in connection with the cooperation contemplated by this Section 6.14 and shall indemnify and hold harmless such cooperating Party, its Subsidiaries and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the arrangement of any financing or any stockholder, member or limited partner, as the case may be, approval process and any information used in connection therewith, except for liabilities of the cooperating Party to the extent they resulted from (i) information provided by the cooperating Party or any of its Subsidiaries containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the willful misconduct of the cooperating Party or any of its Subsidiaries.

(d)            If, in connection with the preparation and filing of the Proxy Statement/Prospectus, one or more Tax opinions are required to be prepared and submitted in such connection, the Parties shall use commercially reasonable efforts to deliver to Kirkland & Ellis LLP (“Kirkland”) (or such other reputable law or accounting firm with expertise in U.S. federal income Tax matters mutually agreed by the Parties (such firm, an “Alternative Advisor”)) customary Tax representation letters satisfactory to Kirkland (or such Alternative Advisor, as the case may be) dated and executed as of the date the Proxy Statement/Prospectus shall have been declared effective by the SEC and such other dates as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Prospectus.

(e)            The Company shall make available to ENPC, as soon as reasonably practicable after the Execution Date, true and correct copies of the (i) unaudited consolidated financial statements of Grey Rock Fund I, (ii) the unaudited combined financial statements of Grey Rock Fund II and (iii) the unaudited combined financial statements of Grey Rock Fund III (including, in each case, any related notes thereto), consisting of (x) the unaudited consolidated balance sheets of Grey Rock Fund I as of March 31, 2022, and the related unaudited consolidated statements of operations, changes in partners’ capital and cash flows for the three (3) months then ended, (y) the unaudited combined balance sheets of Grey Rock Fund II as of March 31, 2022, and the related unaudited combined statements of operations, changes in partners’ capital and cash flows for the three (3) months then ended, and (z) the unaudited combined balance sheets of Grey Rock Fund III as of March 31, 2022, and the related unaudited combined statements of operations, changes in partners’ capital and cash flows for the three (3) months then ended (the financial statements described in this Section 6.14(e), collectively, the “Grey Rock Funds Unaudited Financials”).

6.15         Reasonable Best Efforts; Notification.

(a)            Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

(b)            The Parent Parties shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent Parties, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Article VII not being met, or (ii) the failure by the Company, in the case of any Parent Party, or by any Parent Party, in the case of the Company, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification or the delay or failure to provide such notification, shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.16         Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII, and provision of notice thereof by ENPC to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, ENPC shall cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to stockholders of ENPC, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein, pursuant to Section 5 of the Trust Agreement, the termination of which shall be effected in accordance with Section 5(b) thereof.

6.17         First Amended Charter and First Amended Bylaws; Requisite Approvals. At or immediately prior to the First Merger Effective Time, Parentco shall file an amended and restated certificate of incorporation of Parentco with the Delaware Secretary of State in the form attached to this Agreement as Exhibit D (the “First Amended Charter”); provided, however, that Parentco shall have no obligation to file the First Amended Charter until each of the conditions to the Closing set forth in Section 7.1 and Section 7.3 have been satisfied or irrevocably waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to such conditions being reasonably expected to be satisfied at the Closing). Promptly (and in any event within twenty-four (24) hours) after the execution and delivery of this Agreement by the Parties, (a) ENPC, in its capacity as the sole stockholder of Parentco, shall deliver to the Company a written consent irrevocably approving (i) this Agreement, (ii) the Transactions applicable to Parentco, (iii) the First Amended Charter effective as of the First Merger Effective Time, (iv) the adoption of the amended and restated bylaws of Parentco in the form attached to this Agreement as Exhibit E effective as of the First Merger Effective Time and (v) the adoption of the LTIP (the “Parentco Stockholder Approval”), and (b) Parentco, in its capacity as the sole stockholder ENPC Merger Sub and the sole member of Company Merger Sub, shall deliver to each Merger Sub and the Company a written consent irrevocably approving this Agreement and the Transactions applicable to each Merger Sub, including the Mergers (the “Merger Sub Stockholder/Member Approval”).

6.18         Directors and Officers of Parentco. Prior to the Closing, the Parentco Board shall consist of a sole director, who shall be Alex J. Dunn, subject to his earlier death, disability, resignation or disqualification. Until the date that is five (5) Business Days prior to the date on which the Proxy Statement/Prospectus becomes effective, the Company shall deliver to ENPC its proposed list of Parentco Board members to be set forth on Exhibit C to this Agreement. ENPC, the Company, Parentco and the Parentco Board shall take all action necessary to effect the appointments timely designated by the Company effective as of immediately following the First Merger Effective Time and shall cause the Parentco Board to not contain any other individuals serving thereon as of the Closing.

6.19         Listing. Parentco shall use its reasonable best efforts to cause the Parentco Common Stock and Parentco Warrants constituting part of the Aggregate Transaction Consideration to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date.

6.20         Post-Closing Revenues and Expenses. Following the Closing, if any Affiliate of the Company (as determined immediately prior to the Second Merger Effective Time) receives revenues or proceeds that are the property of the Second Surviving Company or any Property Entity, such Affiliate shall cause such revenues or proceeds to be promptly delivered to the Second Surviving Company or such Property Entity. Following the Closing, if any Affiliate of the Company (as determined immediately prior to the Second Merger Effective Time) pays or receives an invoice, bill or other request or demand for payment for an amount for which the Second Surviving Company or any Property Entity is responsible or that is otherwise attributable to any of the assets or properties (including Oil and Gas Properties) of any of the Property Entities then, promptly following such Affiliate receiving written notice thereof with reasonable supporting documentation, Parentco shall (or shall cause the Second Surviving Company or any Property Entity to) reimburse such Affiliate such amount or pay the applicable counterparty such amount, as applicable.

6.21         Exclusivity. From and after the Execution Date until the First Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, ENPC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its equityholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any business combination transaction (a “Third Party Proposal”) other than with the Company, its equityholders and its Affiliates and Representatives. ENPC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Third Party Proposal. From and after the Execution Date until the Second Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than ENPC and/or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Acquisition Transaction other than with ENPC and/or its Affiliates and Representatives. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

Article VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)            Regulatory Approval. If applicable, any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)            No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party to this Agreement shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall have been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(c)            ENPC Stockholder Approval. The Business Combination Proposal shall have been approved by the ENPC Stockholder Approval at the Special Meeting.

(d)            Redemption Offer. The closing of the Redemption Offer shall have occurred.

(e)            Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Proxy Statement/Prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(f)            Net Tangible Assets Test. Upon the Closing, after giving effect to the completion of the Redemption Offer and all Transaction Expenses, ENPC shall have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of at least $5,000,001.

7.2           Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of the Parent Parties. (i) The representations and warranties of the Parent Parties, as applicable, set forth in Sections 4.1, 4.2, 4.3, 4.13, 5.1, 5.2, 5.3 and 5.9 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), and (ii) all other representations and warranties of the Parent Parties, as applicable, set forth in Article IV and Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “ENPC Material Adverse Effect” or “Material Adverse Effect”) would not have, individually or in the aggregate, an ENPC Material Adverse Effect, as applicable.

(b)            Performance of Obligations of the Parent Parties. The Parent Parties shall have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by such entity under this Agreement at or prior to the Closing.

(c)            Compliance Certificate. The Company shall have received a certificate signed by an executive officer of each of the Parent Parties, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d)            Listing. The Parentco Common Stock and the Parentco Warrants shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(e)            Trust Account Funds. ENPC shall have transferred or as of the Closing shall transfer to Parentco cash or immediately available funds equal to the funds in the Trust Account (net of the ENPC Stockholder Redemption Amount and payment of any Transaction Expenses of ENPC), together with the net cash proceeds to ENPC resulting from any issuance of ENPC Class A Common Stock after the Execution Date and before the Closing.

(f)            Closing Deliveries. ENPC shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.3(a).

7.3           Additional Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by ENPC, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, and 3.17 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            Compliance Certificate. ENPC shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d)            Closing Deliveries. The Company shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.3(b).

(e)            Company Pre-Closing Transactions. All of the Company Pre-Closing Transactions shall have occurred.

Article VIII
TERMINATION

8.1           Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)            by mutual written consent of ENPC and the Company; or

(b)            by ENPC or the Company:

(i)            if any Governmental Entity having jurisdiction over any Party to this Agreement shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the Transactions illegal or otherwise prohibited;

(ii)           in the event of a breach by a Parent Party (in the case where the Company is the terminating Party) or by the Company (in the case where a Parent Party is the terminating Party) of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days (or such shorter number of days in the period from the date of notice of such breach as provided to the breaching party and the End Date) after the giving of written notice to the breaching Party of such breach and the basis for such notice, and the End Date (a “Terminable Breach”);

(iii)          if, after the final adjournment of the Special Meeting at which a vote of ENPC’s stockholders has been taken in accordance with this Agreement, the ENPC Stockholder Approval has not been obtained; or

(iv)          if the Transactions shall not have been consummated on or before 5:00 p.m., Dallas time, on December 18, 2022 (such date being the “End Date”).

Notwithstanding the foregoing provisions of this Section 8.1, (x) the right to terminate this Agreement under Section 8.1(b)(i) shall not be available to the Company or ENPC if the failure to fulfill any material covenant or agreement under this Agreement by any Parent Party (in the case where ENPC is the terminating Party) or the Company (in the case where the Company is the terminating Party) has been the cause of or resulted in the action or event described in Section 8.1(b)(i) occurring, (y) the right to terminate this Agreement under Section 8.1(b)(ii) shall only be available to a Party if such Party and its Affiliates (including, in the case of a Parent Party, any other Parent Party) is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement, and (z) the right to terminate this Agreement under Section 8.1(b)(iv) shall not be available to the a Party if the failure to fulfill any material covenant or agreement under this Agreement by a Parent Party (in the case where ENPC is the terminating Party) or the Company (in the case where the Company is the terminating Party) has been the cause of or resulted in the failure of the Transactions to occur on or before such date.

8.2           Notice of Termination; Effect of Termination.

(a)            A terminating Party shall provide written notice of termination to all the other Parties specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to all the other Parties.

(b)            In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party to this Agreement, except that the provisions of this Section 8.2, Section 6.4, Section 8.3 and Articles I and IX shall survive the termination of this Agreement and the provisions of the Confidentiality Agreement shall continue until terminated as set forth therein; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of a covenant, agreement or obligation hereunder.

8.3           Expenses and Other Payments.

(a)            Upon and following consummation of the Transactions, except as otherwise provided in this Agreement (including Section 2.13), Parentco shall pay all of its own out of pocket expenses and the expenses of the Company (to the extent not paid by or on behalf of the Company prior to the Closing) and of the Parent Parties, in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including any filing fees required by the HSR Act) (“Transaction Expenses”). Notwithstanding anything herein to the contrary, the Parties agree and acknowledge that the Company’s Transaction Expenses for which Parentco shall be responsible shall include all documented and out of pocket Transaction Expenses of the Company’s Affiliates. In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

(b)            For purposes of clarification, nothing contained in this Section 8.3 shall prevent, limit, impede or otherwise impair the ability of a Party to seek, enforce or otherwise pursue any remedy available to it pursuant to Section 9.11 at any time prior to valid termination of this Agreement pursuant to this Article VIII.

Article IX
GENERAL PROVISIONS

9.1           Schedule Definitions. All capitalized terms in the Company Disclosure Schedules and the ENPC Disclosure Schedules shall have the meanings ascribed to them herein except as otherwise defined therein.

9.2           Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II, and IX and Sections 6.4(d), 6.6, 6.7 6.8, 6.10, 6.11, 6.12, 6.14(c), 6.16, 6.20, 8.3(a) and the general provisions in this Article IX will survive the Closing (the “Surviving Provisions”). After the Closing, other than as set forth in this Agreement or in any other Ancillary Document, (i) there shall be no liability or obligation on the part of any Party to this Agreement to any other Party (except for fraud) and (ii) no Party shall bring any claim of any nature against any other Party (other than any claim of fraud); provided, however, that nothing in this sentence shall affect the agreements of the Parties with respect to the Surviving Provisions.

9.3           Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by e-mail (but only upon confirmation of transmission); or (d) if transmitted by national overnight courier, in each case, as addressed as follows:

(i)	if to The Company, to:

Grey Rock Energy Partners
2911 Turtle Creek Blvd
Suite 1150
Dallas, TX 75219
Attention: Emily Fuquay
E-mail: Emily@grey-rock.com

with a required copy to (which copy shall not constitute notice):

Holland & Knight LLP
1722 Routh Street
Suite 1500
Dallas, TX 75201
Attention: Amy Curtis and Jeremiah Mayfield
Facsimile: (214) 969-1763 and (214) 969-1744
E-mail: amy.curtis@hklaw.com and
jeremiah.mayfield@hklaw.com

(ii)	if to any Parent Party, to the attention of such Parent Party, to:

Executive Network Partnering Corporation
137 Newbury Street
7th Floor
Boston, MA 02116
Attention: Alex Dunn
E-mail: ajd@enpc.com

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Willard S. Boothby, P.C. and Peter Martelli, P.C.
E-mail: willard.boothby@kirkland.com and
peter.martelli@kirkland.com

Kirkland & Ellis LLP
4550 Travis Street
Dallas, TX 75205
Attention: Thomas K. Laughlin, P.C.
E-mail: thomas.laughlin@kirkland.com

9.4           Rules of Construction.

(a)            Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)            The inclusion of any information in the Company Disclosure Schedules or the ENPC Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedules or the ENPC Disclosure Schedules, as applicable, that such information is required to be listed in the Company Disclosure Schedules or the ENPC Disclosure Schedules, as applicable, that such items are material to any Party or any of its Subsidiaries taken as a whole, or that such items have resulted in a Company Material Adverse Effect or ENPC Material Adverse Effect. The headings, if any, of the individual sections of each of the Company Disclosure Schedules and the ENPC Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedules and the ENPC Disclosure Schedules are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedules or the ENPC Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is readily apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedules or the ENPC Disclosure Schedules with respect to such other representations or warranties or an appropriate cross-reference thereto.

(c)            The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedules or the ENPC Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)            All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” The word “or” is not exclusive unless the context otherwise requires. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.

(e)            In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” means calendar days.

9.5           Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

9.6           Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Transaction Agreements and any other documents and instruments executed pursuant to this Agreement) and the Non-Disclosure Agreement dated as of March 16, 2022 by and between ENPC and Grey Rock Energy Management, LLC (the “Confidentiality Agreement”), constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties or any of their respective Affiliates with respect to the subject matter hereof. Except for the provisions of Sections 6.6, 6.20, 9.10 and 9.15 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7           Governing Law; Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)            THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE FEDERAL OR STATE COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8           Severability. Each Party agrees that, should any court or other competent Governmental Entity hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent Governmental Entity for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party to this Agreement took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of all the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10         Affiliate Liability. No Affiliate or Representative of a Party or Representative of an Affiliate of a Party shall have any liability or obligation in its capacity as such to any other Party hereunder of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby (except, for the avoidance of doubt, to the extent that such Affiliate or Representative executes this Agreement or any other agreement, certificate or instrument as a principal intending to be legally bound thereby), and each Party hereby waives and releases all claims of any such liability and obligation.

9.11         Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of itself and the third Party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party to this Agreement or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party to this Agreement irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.12         Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Once ENPC Stockholder Approval is received, the Parties agree that no amendment or modification may be made to this Agreement that would, by Law, require another vote of the stockholders of ENPC without first obtaining the approval of ENPC’s requisite stockholders.

9.13         Extension; Waiver. At any time prior to the Closing, ENPC and the Company may, to the extent legally allowed (provided, that ENPC may not take any action pursuant to this Section 9.13 with respect to another Parent Party without the consent of the Company):

(a)            extend the time for the performance of any of the obligations or acts of the other Parties hereunder;

(b)            waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant to this Agreement; or

(c)            waive compliance with any of the agreements or conditions of the other Parties contained herein.

Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to this Agreement to any such extension or waiver shall be effective or enforceable unless set forth in an instrument in writing signed on behalf of such Party.

9.14         Trust Account Waiver. The Company acknowledges that ENPC is a blank check company with the powers and privileges to effect a Partnering Transaction (as defined in ENPC’s Organizational Documents). The Company further acknowledges that substantially all of ENPC’s assets consist of the cash proceeds of ENPC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of ENPC, certain of its public stockholders and the underwriters of ENPC’s initial public offering. For and in consideration of the Parent Parties entering into this Agreement, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with any Parent Party; provided that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against any Parent Party pursuant to this Agreement for legal relief against monies or other assets of any Parent Party held outside the Trust Account or, subject to Section 9.11, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against the assets or funds of any Party to this Agreement or any of their respective Subsidiaries that are, in each case, not held in the Trust Account.

9.15         Releases.

(a)            The Company hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its Controlled Affiliates (other than the Property Entities) and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against the Parent Parties, Sponsor, Solamere Capital, LLC, and each of their respective Subsidiaries and past, present and future equityholders, Affiliates and Representatives (collectively, the “ENPC Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Company or any of its Related Persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Grey Rock Entities or their respective businesses, arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in any Parent Party or any of their respective Subsidiaries or any distributions or payments (as consideration of services or otherwise) from any Parent Party or any of their respective Subsidiaries by reason of any matter, cause or thing whatsoever other than (i) the applicable Surviving Provisions, (ii) any obligations owed to any officer, director, manager, employee or consultant pursuant to the Organizational Documents of any of the Grey Rock Entities or any Employee Benefit Plan or any other compensation or retention arrangement by any Grey Rock Entity, any Parent Party or any of their respective Subsidiaries and (iii) any obligations under any of the other Transaction Agreements (the “Company Released Claims”). The Company agrees not to, and to cause its Related Persons not to, assert any Proceeding against any Parent Party, ENPC Related Person or Grey Rock Entity with respect to Company Released Claims. The Company agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy (including any such rights and remedies contained in the Organizational Documents of the Grey Rock Entities) against any Parent Party, ENPC Related Person or Grey Rock Entity in connection with any liability for any Company Released Claim. Notwithstanding anything herein to the contrary, this Section 9.15(a) shall not impose any restrictions or limitations on the ability of the Company (or any of its Related Persons) to exercise or assert any rights or remedies against any Parent Party, ENPC Related Person or Grey Rock Entity that may arise as a result of the ownership by the Company or its Related Persons of any Interests in any Parent Party, ENPC Related Person or Grey Rock Entity from and after the Closing.

(b)            Each Parent Party hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its Related Persons (including, following the Closing, the Grey Rock Entities), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against the Company and its past, present and future equityholders, Affiliates and Representatives (other than the Grey Rock Entities) (collectively, the “Grey Rock Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such Parent Party or any of their Related Persons (including the Grey Rock Entities) has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Grey Rock Entities, their respective businesses or assets and properties or the ownership or operation thereof, including pursuant to the Organizational Documents thereof (and any breaches thereof), arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than the applicable Surviving Provisions (the “ENPC Released Claims”). Each Parent Party agrees not to, and to cause its Related Persons not to, assert any Proceeding against the Company or any Grey Rock Related Person with respect to any ENPC Released Claim. Each Parent Party agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy against the Company or any Grey Rock Related Person in connection with any liability to which a Parent Party or any of their respective Related Persons may become subject for any ENPC Released Claim. Notwithstanding anything herein to the contrary, this Section 9.15(b) shall not impose any restrictions or limitations on the ability of any Parent Party or any of their respective Subsidiaries to exercise or assert any rights or remedies against the Company or any Grey Rock Related Person that may arise as a result of the ownership by the Company or any Grey Rock Related Person of any Interests in any Parent Party, ENPC Related Person or Grey Rock Entity from and after the Closing.

(c)            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, LOSS OF A BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE AS A RESULT OF, RELATING TO OR ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, OR WHETHER OR NOT THE PERSON AT FAULT KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGE WOULD BE LIKELY SUFFERED.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party to this Agreement has executed this Agreement as of the date first written above.

EXECUTIVE NETWORK PARTNERING CORPORATION

By:	/s/ Alex J. Dunn
Name:	Alex J. Dunn
Title:	Chief Executive Officer

GRANITE RIDGE RESOURCES, INC.

By:	/s/ Alex J. Dunn
Name:	Alex J. Dunn
Title:	Chief Executive Officer, Chief Financial Officer and President

ENPC MERGER SUB, INC.

By:	/s/ Alex J. Dunn
Name:	Alex J. Dunn
Title:	Chief Executive Officer, Chief Financial Officer and President

GREP MERGER SUB, LLC

By:	/s/ Alex J. Dunn
Name:	Alex J. Dunn
Title:	Chief Executive Officer, Chief Financial Officer and President

GREP HOLDINGS, LLC

By:	/s/ Griffin Perry
Name:	Griffin Perry
Title:	Manager

SCHEDULE B
PROPERTY ENTITIES

GREP HoldCo Entity	Property Entities
GREP Holdco I LLC

Grey Rock Bobcat LLC, a Delaware limited liability company

Grey Rock Aggie LLC, a Delaware limited liability company

Grey Rock Cavalier LLC, a Delaware limited liability company

Grey Rock Commodore LLC, a Delaware limited liability company

GREP Holdco II LLC	GREP Spider LLC, a Delaware limited liability company GREP William LLC, a Delaware limited liability company GREP Tartan LLC, a Delaware limited liability company
GREP Holdco II-B Holdings LLC	GREP Wolverine LLC, a Delaware limited liability company GREP Tiger LLC, a Delaware limited liability company GREP Longhorn LLC, a Delaware limited liability company
GREP Holdco III-A LLC

GREP III-A EF, LLC, a Delaware limited liability company

GREP III-A Bakken, LLC, a Delaware limited liability company

GREP III-A Permian, LLC, a Delaware limited liability company

GREP III-A Haynesville, LLC, a Delaware limited liability company

GREP III-A DJB, LLC, a Delaware limited liability company

GREP Holdco III-B Holdings LLC

GREP III-B EF, LLC, a Delaware limited liability company

GREP III-B Bakken, LLC, a Delaware limited liability company

GREP III-B Permian, LLC, a Delaware limited liability company

GREP III-B Haynesville, LLC, a Delaware limited liability company

GREP III-B DJB, LLC, a Delaware limited liability company